                                                                     Exhibit 2.1




                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                                 ALLERGAN, INC.,


                            WILSON ACQUISITION, INC.


                                       AND


                          OCULEX PHARMACEUTICALS, INC.


                          DATED AS OF OCTOBER 13, 2003

                                TABLE OF CONTENTS

ARTICLE 1 The Merger............................................................................      2
              1.1       The Merger..............................................................      2
              1.2       Closing.................................................................      2
              1.3       Effect of the Merger....................................................      2
              1.4       Articles of Incorporation; Bylaws.......................................      2
              1.5       Directors and Officers..................................................      3
ARTICLE 2 Effect of the Merger on the Capital Stock of the Constituent Corporations;
               Merger Consideration.............................................................      3
              2.1       Conversion and Cancellation of Securities...............................      3
              2.2       Transfer of Funds.......................................................      4
              2.3       Exchange of Certificates, Notes, Options and Warrants; Submission of
                        Letter of Transmittal                                                         6
              2.4       Stock Transfer Books....................................................      8
              2.5       Stock Options...........................................................      8
              2.6       Dissenting Shares.......................................................      9
ARTICLE 3 Representations and Warranties of the Company.........................................     10
              3.1       Organization, Qualification and Corporate Power.........................     10
              3.2       Subsidiaries............................................................     10
              3.3       Articles of Incorporation and Bylaws; Corporate Books and Records.......     11
              3.4       Capitalization..........................................................     11
              3.5       Authority Relative to this Agreement; Authentication....................     13
              3.6       No Conflict; Required Filings and Consents..............................     13
              3.7       Permits; Compliance With Law............................................     14
              3.8       Financial Statements....................................................     15
              3.9       No Undisclosed Liabilities..............................................     16
              3.10      Absence of Certain Changes or Events....................................     16
              3.11      Employee Benefit Plans..................................................     17
              3.12      Labor and Other Employment Matters......................................     20
              3.13      Contracts...............................................................     22
              3.14      Litigation..............................................................     24
              3.15      Environmental Matters...................................................     25
              3.16      Intellectual Property...................................................     25
              3.17      Supply Arrangements.....................................................     28
              3.18      Taxes...................................................................     29
              3.19      Insurance...............................................................     31
              3.20      Properties..............................................................     32
              3.21      Regulatory Compliance...................................................     32
              3.22      Commercialization of Posurdex...........................................     34
              3.23      Product Registration Files..............................................     34
              3.24      Certain Interests.......................................................     35
              3.25      Opinion of Financial Advisor............................................     35
              3.26      Vote Required...........................................................     36

              3.27      Voting Agreements.......................................................     36
              3.28      Brokers.................................................................     36
              3.29      Disaster Recovery.......................................................     36
              3.30      Disclosure..............................................................     36
ARTICLE 4 Representations and Warranties of Parent and Merger Sub...............................     37
              4.1       Organization and Qualification; Subsidiaries............................     37
              4.2       Certificate of Incorporation and Bylaws; Corporate Books and Records....     37
              4.3       Authority Relative to This Agreement....................................     37
              4.4       No Conflict; Required Filings and Consents..............................     37
              4.5       Ownership of Merger Sub; No Prior Activities............................     38
              4.6       Brokers.................................................................     38
              4.7       Financing...............................................................     38
ARTICLE 5 Covenants.............................................................................     38
              5.1       Conduct of Business by the Company Pending the Closing..................     38
              5.2       Notification of Certain Matters.........................................     44
              5.3       Control of Other Party's Business.......................................     45
ARTICLE 6 Additional Agreements.................................................................     45
              6.1       Shareholders' Meeting...................................................     45
              6.2       Access to Information; Confidentiality..................................     46
              6.3       No Solicitation of Competing Transactions...............................     47
              6.4       Appropriate Action; Consents; Filings...................................     48
              6.5       Public Announcements....................................................     50
              6.6       Employee Benefit Matters................................................     50
              6.7       Fees and Expenses.......................................................     51
              6.8       Tax Matters.............................................................     52
              6.9       Indemnification.........................................................     54
              6.10      No Drag Along...........................................................     54
ARTICLE 7 Closing Conditions....................................................................     55
              7.1       Conditions to Obligations of Each Party Under This Agreement............     55
              7.2       Additional Conditions to Obligations of Parent and Merger Sub...........     55
              7.3       Additional Conditions to Obligations of the Company.....................     58
ARTICLE 8 Survival; Indemnification.............................................................     59
              8.1       Survival of Representations, Warranties, Covenants and Agreements.......     59
              8.2       Indemnification.........................................................     59
              8.3       Procedure for Claims between Parties....................................     63
              8.4       Defense of Third Party Claims...........................................     65
              8.5       Resolution of Conflicts and Claims......................................     66
              8.6       Securityholders' Representative.........................................     68

ARTICLE 9 Termination, Amendment and Waiver.....................................................     70
              9.1       Termination.............................................................     70
              9.2       Effect of Termination...................................................     71
ARTICLE 10 General Provisions...................................................................     71
              10.1      Notices.................................................................     71
              10.2      Certain Definitions.....................................................     73
              10.3      Terms Defined Elsewhere.................................................     82
              10.4      Headings................................................................     84
              10.5      Severability............................................................     84
              10.6      Interpretation..........................................................     84
              10.7      Entire Agreement........................................................     84
              10.8      Assignment..............................................................     84
              10.9      Parties in Interest.....................................................     84
              10.10     Mutual Drafting.........................................................     85
              10.11     Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.........     85
              10.12     Specific Performance....................................................     86
              10.13     Disclosure..............................................................     86
              10.14     Amendment...............................................................     87
              10.15     Waiver..................................................................     87
              10.16     Counterparts............................................................     87

Schedule A         List of Shareholders Executing Voting Agreement
Schedule B         List of Company Personnel and Parent Personnel

Exhibit A          Form of Voting Agreement
Exhibit B          Form of Agreement of Merger
Exhibit C          Form of Opinion of Company Counsel
Exhibit D          Form of Indemnification Escrow Agreement
Exhibit E          Form of Expenses Escrow Agreement
Exhibit F          Form of FIRPTA Certificate

                          AGREEMENT AND PLAN OF MERGER

            AGREEMENT AND PLAN OF MERGER, dated as of October 13, 2003 (this "Agreement"), by and among ALLERGAN, INC., a Delaware corporation ("Parent"), WILSON ACQUISITION, INC., a California corporation and wholly - owned subsidiary of Parent ("Merger Sub"), and OCULEX PHARMACEUTICALS, INC., a California corporation (the "Company").

            WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the California Corporations Code ("CCC"), Parent and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the "Merger");

            WHEREAS, the Board of Directors of the Company (i) has determined that the Merger is in the best interests of the Company and the holders of Company Common Stock (as defined herein) and Company Preferred Stock (as defined herein) (such holders, the "Shareholders") and has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (ii) has resolved to recommend the approval of this Agreement by the Shareholders and Noteholders (as defined herein);

            WHEREAS, the Board of Directors of Merger Sub has determined that the Merger is in the best interests of Merger Sub and its shareholder and has approved this Agreement and the Board of Directors of Parent has approved and declared advisable this Agreement and the Merger;

            WHEREAS, certain Shareholders own such number of shares of Company Common Stock, such number of shares of Company Preferred Stock and such principal amount of Company Convertible Notes (as defined herein) as are set forth in Schedule A hereto (such Shareholders being referred to herein as the "Principal Shareholders");

            WHEREAS, as a condition and inducement to Parent's and Merger Sub's willingness to enter into this Agreement and to incur the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Parent and Merger Sub are entering into a shareholder voting agreement with each of the Principal Shareholders, dated the date hereof (a "Voting Agreement") and substantially in the form attached hereto as Exhibit A; and

            WHEREAS, certain capitalized terms used in this Agreement are defined in Section 10.2 of this Agreement.

            NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE 1
                                   THE MERGER

            1.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the CCC, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

            1.2 Closing. Upon the terms and subject to the conditions set forth in Article 7 and the termination rights set forth in Article 9, the closing of the Merger (the "Closing") shall take place as soon as practicable after the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article 7 (excluding conditions that, by their nature, cannot be satisfied until the Closing Date, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the actual time or date of the Closing being referred to herein as the "Closing Date"). The Closing shall be held at the offices of Latham & Watkins LLP, 650 Town Center Drive, 20th Floor, Costa Mesa, California 92626, unless another place is agreed to in writing by the parties hereto. As soon as practicable on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing an agreement of merger in the form attached hereto as Exhibit B (the "Agreement of Merger") with the Secretary of State of the State of California. The Merger shall become effective upon the filing of the Agreement of Merger with the Secretary of State of the State of California or such later time as may be agreed upon by each of the parties hereto and specified in the Agreement of Merger (the time the Merger becomes effective being the "Effective Time").

            1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Agreement of Merger and the applicable provisions of the CCC. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

            1.4 Articles of Incorporation; Bylaws.

                  (a) Articles of Incorporation. At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be amended in their entirety to contain the provisions set forth in the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, except the name of the Surviving Corporation set forth in Article One of the Articles of Incorporation of the Surviving Corporation shall be amended to become "Oculex Pharmaceuticals, Inc.", until thereafter changed or amended as provided therein or by applicable Law.

                  (b) Bylaws. At the Effective Time, the Bylaws of the Surviving Corporation shall be amended in their entirety to contain the provisions set forth in the Bylaws of

Merger Sub, as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein, in the Articles of Incorporation of the Surviving Corporation or by applicable Law.

            1.5 Directors and Officers.

                  (a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The directors of the Company shall resign effective as of the Effective Time.

                  (b) The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                    ARTICLE 2
          EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
                       CORPORATIONS; MERGER CONSIDERATION

            2.1 Conversion and Cancellation of Securities.

            At the Effective Time, by virtue of the Merger and without any action on the part of Parent or Merger Sub, the Company or the holders of any of the following securities, pursuant to this Agreement, the Agreement of Merger and the CCC:

                  (a) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be cancelled pursuant to Section 2.1(d) and any Dissenting Shares) shall be converted into the right to receive the Fully Diluted Per Share Amount, payable, without interest, to the holder of such share of Company Common Stock upon, except as provided by Sections 2.2(a) and 2.2(b), surrender of the certificate that formerly evidenced such share, in the manner provided in Section 2.3.

                  (b) Conversion of Series A - 1 Preferred Stock. Each share of Series A - 1 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Series A - 1 Preferred Stock to be cancelled pursuant to Section 2.1(d) and any Dissenting Shares) shall be converted into the right to receive the Series A - 1 Per Share Amount, payable, without interest, to the holder of such share of Series A-1 Preferred Stock upon, except as provided by Sections 2.2(a) and 2.2(b), surrender of the certificate that formerly evidenced such share, in the manner provided in
Section 2.3.

                  (c) Conversion of Series B - 1 Preferred Stock. Each share of Series B - 1 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Series B - 1 Preferred Stock to be cancelled pursuant to Section 2.1(d) and any Dissenting Shares) shall be converted into the right to receive the Series B - 1 Per Share Amount, payable, without interest, to the holder of such share of Series B-1 Preferred Stock upon, except as provided by Sections 2.2(a) and 2.2(b), surrender of the certificate that formerly evidenced such share, in the manner provided in
Section 2.3.

                  (d) Cancellation of Stock. Each share of Company Stock that is owned by the Company as treasury stock, or a wholly - owned Subsidiary of the Company, shall automatically be cancelled and retired and shall cease to exist, and no Per Share Merger Consideration or other consideration shall be delivered in exchange therefor.

                  (e) Conversion and Cancellation of Warrants. Each holder of a Company Warrant (a "Warrant Holder") shall be entitled to receive an amount (subject to any applicable withholding Tax) in cash equal to the product of (i) the excess, if any, of the Per Share Merger Consideration relating to the Company Common Stock, the Series A-1 Preferred Stock or the Series B-1 Preferred Stock subject to such Company Warrant, over the per share exercise price of such Company Warrant and (ii) the number of shares of Company Common Stock, Series A-1 Preferred Stock or Series B-1 Preferred Stock, as applicable, subject to such Company Warrant immediately prior to the Effective Time (such amounts payable hereunder being referred to as the "Warrant Consideration").

                  (f) Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

            2.2 Transfer of Funds.

                  (a) Transfer of Indemnification Escrow Amount to Escrow Agent. On the Closing Date, Parent shall deposit with the Escrow Agent, by wire transfer, a portion of the Total Merger Consideration otherwise payable to each Securityholder pursuant to Sections 2.1 and 2.5 equal to such Securityholder's Pro Rata Portion of Thirty Million Dollars ($30,000,000) (the "Indemnification Escrow Amount"). The Indemnification Escrow Amount shall be held by the Escrow Agent in trust in an interest bearing account pursuant to the terms of the Indemnification Escrow Agreement and shall be available to compensate the Parent Indemnified Parties under Article 8 for Damages claims made pursuant to Article
8. The Indemnification Escrow Amount shall be released to the Securityholders at the times and in accordance with the terms of the Indemnification Escrow Agreement.

                  (b) Transfer of Expenses Escrow Amount to Escrow Agent. On the Closing Date, Parent shall deposit with the Escrow Agent, by wire transfer, a portion of the Total Merger Consideration otherwise payable to each Securityholder pursuant to Sections 2.1 and 2.5 equal to such Securityholder's Pro Rata Portion of One Million Dollars ($1,000,000) (the "Expenses Escrow Amount"). The Expenses Escrow Amount shall be held by the Escrow Agent in trust in an interest bearing account pursuant to the terms of the Expenses Escrow Agreement exclusively for the purpose of reimbursing the Securityholders' Representative for the Securityholders' Representative's Costs. Except for funds that may be withdrawn by the Securityholders' Representative and funds that may be distributed in accordance with the Expenses Escrow Agreement, the Expenses Escrow Amount shall be held by the Escrow Agent until such time as the Expenses Escrow Agreement is terminated (the "Expenses Escrow End Date"). Any remaining portion of the Expenses Escrow Amount shall be released to the Securityholders in accordance with the terms of the Expenses Escrow Agreement on the Expenses Escrow End Date. Neither Parent nor the Company shall be a party to or have any liability pursuant to the Expenses Escrow Agreement. Notwithstanding anything to the contrary in Article 8 hereof, the Securityholders shall indemnify, save and hold Parent and its directors, officers, employees, successors, transferees and assignees, and its Representatives harmless from all Damages incurred or suffered in connection with, arising out of, resulting from the establishment or funding of the escrow pursuant this Section 2.2(b).

                  (c) Transfer of Funds to Exchange Agent. On the Closing Date, Parent shall deposit or cause to be deposited with an exchange agent selected by Parent and reasonably satisfactory to the Company (the "Exchange Agent"), in trust for the benefit of Securityholders, an amount equal to (i) the Total Merger Consideration, less (ii) the Indemnification Escrow Amount, less (iii) the Expenses Escrow Amount, less (iv) the exercise price of any vested Company Options outstanding immediately prior to the Effective Time, other than Out-of-Money Company Options, less (iv) the exercise price of any Company Warrants outstanding immediately prior to the Effective Time, other than Out-of-Money Company Warrants (the amount calculated pursuant to the foregoing
(i), (ii), (iii) and (iv), the "Exchange Fund"). The Exchange Fund shall not be used for any purpose other than as contemplated by Section 2.3 hereof.

                  (d) Post-Closing True Up. As soon as practicable after the date that is thirty-five (35) days after (but in no event more than sixty (60) days after) the date on which the Company mails the notice required by Section 1301(a) of the CCC to the Shareholders (such date, the "Initial True Up Date"), Parent shall cause the Exchange Agent to pay (or, following termination of the Exchange Fund, Parent shall pay) to each Securityholder that is not a Dissenting Shareholder as of the Initial True Up Date an amount equal to the positive difference, if any, of (i) the amount that would be payable to such Securityholder under Section 2.1 and Section 2.5 on the Initial True Up Date if the Effective Time had occurred on the Initial True Up Date less (ii) the amount payable to such Securityholder under Section 2.1 and Section 2.5 as of the Effective Time. As soon as practicable after each Subsequent True Up Date, if, at any time since the prior True Up Date, a Shareholder shall have effectively withdrawn or lost (through failure to perfect or otherwise) its rights to receive payment for the fair market value of a Dissenting Share under the CCC, Parent shall cause the Exchange Agent to pay (or, following termination of the Exchange Fund, Parent shall pay) to each Securityholder who is not a Dissenting Shareholder as of such Subsequent True Up Date an amount equal to the positive difference, if any, of (i) the amount that would be payable to such Securityholder under Section 2.1 and Section 2.5 on such Subsequent True Up Date if the Effective Time had occurred on such Subsequent True Up Date less (ii) the sum of (A) the amount payable to such Securityholder under Section 2.1 and
Section 2.5 as of the Effective Time and (B) the amount payable to such Securityholder on each prior True Up Date under this Section 2.2(d). Notwithstanding the foregoing, if, on any True Up Date, the amount payable to a Securityholder shall be less than $100 (including any amounts carried deferred pursuant to this sentence), then Parent shall be entitled to defer payment of such amount until the date on which payments are made following the next True Up Date or, if sooner, promptly following the earlier of (X) the date on which all Shareholders shall have effectively withdrawn or lost (through failure to perfect or otherwise) their rights to receive payment for the fair market value of a Dissenting Share under the CCC or (Y) the date on which Parent would not be obligated to pay additional amounts pursuant to this Section 2.2(d) in excess of $5,000 (the "Final True Up Date"), provided, however, that in no event shall the Escrow Agent or Parent be required to make a payment to a Securityholder in an amount that is less than $10. Each payment to be made to the Securityholders shall be payable by check mailed to the applicable Securityholder's address as may be set forth in Exhibit B to the Indemnification Escrow Agreement on the date of such payment. In no event shall this Section 2.2(d) be read to require Parent to make payments under this Agreement in excess of the Total Merger Consideration.

            2.3 Exchange of Certificates, Notes, Options and Warrants; Submission of Letter of Transmittal.

                  (a) Effect of Merger on Certificates and Company Convertible Notes. From and after the Effective Time, all Company Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of (i) a certificate that immediately prior to the Effective Time represented outstanding shares of Company Stock or (ii) a Company Convertible Note that has been converted into Series B-1 Preferred Stock but for which no certificate representing such shares of Series B-1 Preferred Stock has been issued (the certificate representing outstanding shares of Company Stock and the Company Convertible Note along with evidence of its conversion collectively being referred to herein as the "Certificates") shall cease to have any rights with respect thereto, except holders of such Certificates shall have the right, upon (except as provided in Sections 2.2(a) and 2.2(b)) surrender to the Exchange Agent of Certificates for cancellation, to receive in exchange therefor the applicable Per Share Merger Consideration payable in respect of the shares represented by the Certificates so surrendered, and the Certificates so surrendered shall forthwith be cancelled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the applicable Per Share Merger Consideration payable in respect of the shares represented by such Certificate.

                  (b) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of a Certificate of record as of the close of business on the Closing Date and to each Optionholder and Warrant Holder as of the Effective Time: (i) a letter of transmittal which shall (1) specify that delivery of the Per Share Merger Consideration, the Option Consideration or the Warrant Consideration, as the case may be, shall be effected, and that risk of loss and title to the Certificates, Company Options or Company Warrants shall pass, only upon proper delivery of (A) in the case of Shareholders, the Certificates, (B) in the case of Optionholders, the Company Options held by such Optionholder as evidenced by the stock option agreement(s) between the Company and such Optionholder and (C) in the case of Warrant Holders, the Company Warrants held by such Warrant Holder as evidenced by the warrant agreement(s) between the Company and such Warrant Holder, (2) provide for the consent of such Securityholder to the appointment of the Securityholders' Representative on the terms and subject to the provisions of Section 8.6 and (3) be accompanied by an IRS Form W-9 or Form W-8BEN (or suitable substitute form) as required by Section 6.8(h); and (ii) instructions for effecting the surrender of such Certificates, Company Options or Company Warrants in exchange for the applicable Per Share Merger Consideration, Option Consideration or Warrant Consideration, as applicable, less such Securityholder's Pro Rata Portion of the Indemnification Escrow Amount and such Securityholder's Pro Rata Portion of the Expenses Escrow Amount. Upon surrender of a Certificate, the Company Options or the Company Warrants, as the case may be, to the Exchange

Agent, together with such letter of transmittal and the Form W-9 or Form W-8BEN (or suitable substitute form), each duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, such Securityholder shall be entitled to receive in exchange therefor a check in an amount equal to the cash that such Securityholder has the right to receive pursuant to Sections 2.1 and 2.5, reduced by amounts deposited on behalf of such Securityholder with the Escrow Agent pursuant to Sections 2.2(a) and 2.2(b), rounded to the nearest cent (with amounts greater than or equal to $0.005 rounded up); provided, however, that, in lieu of receiving a check, any Securityholder entitled to receive in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate pursuant to the provisions of this Section 2.3(b) shall be entitled to elect to receive all, but not less than all, of any payment to be made to such Securityholder by wire transfer in immediately available funds to an account of such Securityholder designated in writing by such Securityholder to the Exchange Agent by delivering to the Exchange Agent a written request for payment by wire transfer. No interest will be paid or will accrue on any cash payable pursuant to this
Section 2.3(b).

                  (c) Further Rights in Company Stock. The Per Share Merger Consideration, Option Consideration or Warrant Consideration issued upon conversion of a share of Company Stock or issued in respect of a Company Convertible Note, Company Option or Company Warrant, respectively, in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such share of Company Stock, such Company Convertible Note, such Company Option or such Company Warrant, respectively, except the right to receive any disbursements from the Indemnification Escrow Fund and the Expenses Escrow Fund in accordance with the provisions of the Indemnification Escrow Agreement and Expenses Escrow Agreement, respectively.

                  (d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the Securityholders for nine months after the Effective Time shall be delivered by the Exchange Agent to Parent and, from and after such delivery to Parent, any Securityholders who have not theretofore complied with this Article 2 shall thereafter look only to Parent for the applicable Per Share Merger Consideration, Option Consideration or Warrant Consideration payable in respect of each share of Company Stock, each Company Convertible Note, each Company Option or each Company Warrant, without any interest thereon.

                  (e) No Liability. Neither Parent nor the Company shall be liable to any Securityholder for any cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

                  (f) Lost Certificates, Company Options and Company Warrants. If any Certificate, Company Option or Company Warrant shall have been lost, stolen or destroyed, upon (i) the making of an affidavit of that fact by the Person claiming such Certificate, Company Option or Company Warrant to be lost, stolen or destroyed and (ii) the execution and delivery of an agreement, in form reasonably satisfactory to Parent, to indemnify Parent against any claim that may be made against it with respect to such Certificate, Company Option or Company Warrant, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate, Company Option or Company Warrant the applicable Per Share Merger Consideration, Option

Consideration or Warrant Consideration, as the case may be, payable in respect of the shares of Company Stock represented by such Certificate, Company Option or Company Warrant, as the case may be, without any interest thereon (subject to any amount to be paid into the Indemnification Escrow Fund and the Expenses Escrow Fund in respect of the shares represented by such Certificate, Company Option or Company Warrant); provided, however, that, with respect to any such Certificate, Company Option or Company Warrant which is exchangeable pursuant to
Section 2.1 or Section 2.5 for an amount in excess of Twenty-Five Thousand Dollars ($25,000), if required by Parent, such Person shall also post a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against Parent with respect to such Certificate, Company Option or Company Warrant.

                  (g) Withholding. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Securityholder such amounts as Parent or the Exchange Agent are required to deduct and withhold under the Code, or any Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Securityholder in respect of whom such deduction and withholding was made by Parent or the Exchange Agent.

                  (h) Investment of Exchange Fund. The Exchange Agent shall invest the cash included in the Exchange Fund, as directed by Parent, in interest-bearing savings accounts, certificates of deposit, short-term U.S. Treasury funds or money market funds on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent upon termination of the Exchange Fund pursuant to Section 2.3(d).

            2.4 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers of shares of Company Stock theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to the shares of Company Stock represented by such Certificates except as otherwise provided herein or by applicable Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the applicable Per Share Merger Consideration payable in respect of the shares of Company Stock represented by such Certificates, without any interest thereon.

            2.5 Stock Options. Section 2.5 of the Company Disclosure Letter sets forth each Company Option that is vested immediately prior to the Effective Time or that will vest automatically in accordance with its terms prior to or upon the Effective Time (collectively, the "Vested Company Options"). At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of Company Options, the Company Options shall terminate and be cancelled and, in exchange for each Vested Company Option, each former holder of a Vested Company Option shall be entitled to receive an amount (subject to any applicable withholding Tax) in cash equal to the product of (i) the excess, if any, of the Per Share Merger Consideration relating to the Company Common Stock or Series B-1 Preferred Stock subject to such Company Option, over the per share exercise price of Company Common Stock or Series B-1 Preferred Stock, as applicable, subject at the Effective Time to such Vested Company Option and (ii) the number of shares of Company Common Stock or

Series B-1 Preferred Stock, as applicable subject to such Vested Company Option immediately prior to the Effective Time (such amounts payable hereunder being referred to as the "Option Consideration"). From and after the Effective Time, any such cancelled Vested Company Option shall no longer be exercisable but shall only entitle the Optionholder to the payment of the Option Consideration. Prior to the Effective Time, the Company shall use its commercially reasonable efforts to obtain consents necessary, if any, to ensure that former Optionholders will have no rights other than the right to receive the Option Consideration. At, or as soon as practicable after receipt of the documents required to be delivered by an Optionholder pursuant to Section 2.3, Parent shall or shall cause the Exchange Agent to provide to such Optionholder whose Company Options are validly cancelled pursuant to this Section 2.5 with a lump sum cash payment equal to the Option Consideration payable to such Optionholder pursuant to this Section 2.5 in accordance with the provisions of Section 2.3. With respect to any other Company Option, such Company Option shall terminate if not exercised at or prior to the Effective Time. After the Effective Time, all stock option plans, agreement or arrangements of the Company shall be terminated and no further Company Options shall be granted thereunder.

            2.6 Dissenting Shares.

                  (a) Dissenters' Rights. Notwithstanding any provision of this Agreement to the contrary, any shares ("Dissenting Shares") of Company Stock held by a Shareholder ("Dissenting Shareholder") that may exercise such holder's dissenter's rights in accordance with Section 1300 of the CCC, and who does not effectively withdraw or lose such dissenter's rights, shall not be converted into or represent a right to receive the applicable Per Share Merger Consideration pursuant to Section 2.1, but the Dissenting Shareholder shall only be entitled to such rights as are granted by Section 1300 of the CCC.

                  (b) Loss of Dissenters' Rights. Notwithstanding the provisions of Section 2.6(a), if any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) its rights to receive payment for the fair market value of a Dissenting Share under the CCC, then, as of the later of the Effective Time or the occurrence of such event, such Dissenting Share shall automatically be converted into and represent only the right to receive the applicable Per Share Merger Consideration, without interest, upon (except as provided in Sections 2.2(a) and 2.2(b)) surrender of the Certificates representing such shares to Parent pursuant to Section 2.3.

                  (c) Notice. The Company shall (i) comply with the requirements of Section 1300 of the CCC, (ii) give Parent prompt notice of any written demands for payment with respect to capital stock of the Company pursuant to
Section 1300 of the CCC, of withdrawals of such demands, and copies of any documents or instruments served pursuant to the CCC and received by the Company, and (iii) give Parent the opportunity to participate in all negotiations and proceedings with respect to demands for dissenters' rights under the CCC. Any payment made by the Company with respect to any demands for dissenters' rights with respect to Company capital stock that is in excess of the amount a Shareholder would otherwise be entitled to receive pursuant to Section 2.1 shall be treated in accordance with Section 2.6(d) below.

                  (d) Excess Payment. Any amount paid by Parent, the Company or the Surviving Corporation to any Dissenting Shareholder for Dissenting Shares pursuant to Section

1300 of the CCC in excess of the value such Dissenting Shareholder would have received in the Merger for such Dissenting Shares (such amount, unless determined in a final non-appealable judgment of a court, being subject to the written approval of the Securityholders' Representative, which approval shall not be unreasonably withheld), and all reasonable costs, expenses and fees as incurred by the Company, Parent or the Surviving Corporation in connection with the exercise of a Dissenting Shareholder's right under Section 1300 of the CCC, shall constitute "Excess Payments." The parties hereto agree that the amount of the Excess Payments shall constitute "Damages" for purposes of this Agreement and Parent and/or the Surviving Corporation, as the case may be, shall, without limiting any other rights, be entitled to recover such amount from the Indemnification Escrow Fund.

                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            Except as set forth in the executed disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Letter"), which, subject to Section 10.13, identifies exceptions by specific subsection references, the Company hereby represents and warrants to Parent and Merger Sub that the statements in this Article 3 are true and correct and will also be true and correct as of the Closing Date as though made as of the Closing Date and as though the Closing Date were substituted for the date of this Agreement throughout this Article 3; provided, however, that no representation or warranty shall be deemed untrue or incorrect if such representation or warranty was true and correct as of the date hereof and becomes untrue or incorrect after the date hereof directly or indirectly as a result of action taken by the Company after the date hereof, which action was taken by the Company upon Parent's written consent, at Parent's written direction or pursuant to the express terms of this Agreement.

            3.1 Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of California. Each Subsidiary of the Company (each a "Company Subsidiary" and collectively, the "Company Subsidiaries") has been duly organized, and is validly existing and in good standing, under the Laws of the jurisdiction of its incorporation or organization, as the case may be. Each of the Company and the Company Subsidiaries has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

            3.2 Subsidiaries. Section 3.2 of the Company Disclosure Letter sets forth a true and complete list of all of the Company Subsidiaries. Except as described in Section 3.2 of the Company Disclosure Letter, all issued and outstanding Equity Interests in each Company Subsidiary have been validly issued and fully paid and are nonassessable and free of preemptive rights, rights of first refusal or rights of first offer or other similar rights, and are wholly owned beneficially and of record by the Company or another Company Subsidiary, free and clear of all Liens of any kind or any rights of another Person to vote, sell or otherwise dispose of such Equity Interests. Except for the capital stock of, or voting securities or Equity Interests in, the

Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock of or other voting securities or Equity Interests in any other Person.

            3.3 Articles of Incorporation and Bylaws; Corporate Books and Records. Section 3.3 of the Company Disclosure Letter sets forth a true, correct and complete copy of the Company's Amended and Restated Articles of Incorporation, as amended, (the "Company Articles") and Amended and Restated Bylaws (the "Company Bylaws"). The Company is not in violation of any of the provisions of the Company Articles or the Company Bylaws. The Company has made true and complete copies of all minute books of the Company and the Company Subsidiaries available to Parent.

            3.4 Capitalization.

                  (a) The authorized capital stock of the Company consists solely of 18,000,000 shares of Company Common Stock and 15,000,000 shares of Company Preferred Stock, of which 1,000,000 shares have been designated as Series A - 1 Preferred Stock and 14,000,000 shares have been designated as Series B - 1 Preferred Stock.

                  (b) As of the Reference Date: (i) 321,468 shares of Company Common Stock were issued and outstanding, (ii) 864,766 shares of Series A - 1 Preferred Stock were issued and outstanding, (iii) no shares of Series B - 1 Preferred Stock were issued and outstanding, and (iv) no shares of Company Common Stock or Company Preferred Stock were held in the treasury of the Company. All of the issued and outstanding shares of Company Stock were validly issued and fully paid, are nonassessable and free of preemptive rights, and were issued in compliance with all applicable state and federal securities laws. Except for the Company Convertible Notes, no bonds, debentures, notes or other indebtedness of the Company or any Company Subsidiary having the right to vote on any matters on which Shareholders may vote are issued or outstanding.

                  (c) As of the Reference Date: (i) 1,563,537 shares of Company Common Stock were issuable (and such shares were reserved for issuance) upon the exercise of Company Common Options outstanding as of such date, (ii) 50,917 shares of Company Common Stock were issuable (and such shares were reserved for issuance) upon the exercise of Company Common Warrants outstanding as of such date, (iii) 42,872 shares of Series A - 1 Preferred Stock were issuable (and such shares were reserved for issuance) upon the exercise of Company Preferred Warrants, (iv) 264,733 shares of Series B - 1 Preferred Stock were issuable (and such shares were reserved for issuance) upon the exercise of Company Preferred Warrants, (v) 308,799 shares of Series B - 1 Preferred Stock were issuable (and such shares were reserved for issuance) upon the exercise of Company Preferred Options, and (vi) 7,912,060 shares of Series B - 1 Preferred Stock were issuable (and such shares were reserved for issuance) upon the exercise of Company Convertible Notes based on conversion of the aggregate outstanding principal of $35,163,506 and interest accrued through September 30, 2003 of $1,991,263. All shares of Company Stock subject to issuance under the Company Options, the Company Warrants and the Company Convertible Notes, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable, free of preemptive rights and issued in compliance with all applicable state and federal securities laws. As of the Reference Date, the Company was obligated to issue Company Convertible Notes in the aggregate principal amount of $14,827,012.72 in exchange for an investment of $14,827,012.72 in the Company, which obligation will have terminated or been satisfied prior to the Effective Time.

                  (d) Section 3.4(d) of the Company Disclosure Letter sets forth for each of the Equity Interests described in Section 3.4(b) or Section 3.4(c) the identity of the record holder of such Equity Interest, the title of the Equity Interest so held by such Person, the date the Equity Interest was issued or granted and, if the Equity Interest is a convertible security, (i) the number of shares into which such Equity Interest is exercisable, convertible or exchangeable, (ii) the exercise price thereof, (iii) the vesting schedule, if any, and (iv) the Company Stock Option Plan, Company Warrant or other agreement pursuant to which such Equity Interest was issued.

                  (e) Section 3.4(e) of the Company Disclosure Letter sets forth the number of shares of Company Common Stock reserved for future issuance as of the Reference Date under any stock option plan of the Company set forth on
Section 3.4(e) of the Company Disclosure Letter (the "Company Stock Option Plan"), each of the Company Common Warrants or otherwise, and the Company Stock Option Plan, Company Common Warrant or other agreement pursuant to which such shares of Company Common Stock have been reserved. Section 3.4(e) of the Company Disclosure Letter also sets forth the number of shares of Company Preferred Stock reserved for future issuance as of the Reference Date under each of the Company Preferred Warrants, the Company Preferred Options and the Company Convertible Notes, and the Company Stock Option Plan, Company Preferred Warrant or other agreement pursuant to which such shares of Company Preferred Stock have been reserved.

                  (f) Except as set forth in this Section 3.4 and Sections 3.4(b), 3.4(c), 3.4(d) or 3.4(e) of the Company Disclosure Letter, as of the Reference Date, there are no options, warrants, stock appreciation rights, "phantom" stock rights, performance units, rights to receive Equity Interests or voting securities (including voting debt securities) of the Company or any Company Subsidiary on a deferred basis or other rights that are linked to the value of the Equity Interests of the Company or any Company Subsidiary or other rights, agreements, arrangements, commitments or Contracts of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound relating to the issued or unissued Equity Interests of the Company or any Company Subsidiary, or securities convertible into or exchangeable for Equity Interests, or obligating the Company or any Company Subsidiary to issue or sell any Equity Interests, or securities convertible into or exchangeable for Equity Interests, in the Company or any Company Subsidiary. Since the Reference Date, neither the Company nor any Company Subsidiary has issued any Equity Interests, or securities convertible into or exchangeable for such Equity Interests, other than (i) those shares of capital stock reserved for issuance as set forth in Section 3.4(c) and (ii) as expressly permitted by Section 5.1.

                  (g) Except as described in Section 3.4(g) of the Company Disclosure Letter, there are no outstanding Contracts to which the Company or any Company Subsidiary is a party or by which they are otherwise bound (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any Equity Interests of the Company or any

Company Subsidiary or otherwise granting any Person the right to make an investment in, or loan to, the Company or any Company Subsidiary. Except as disclosed in Section 3.4(g) of the Company Disclosure Letter, there are no outstanding obligations under any Contract of the Company or any Company Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other Person, other than guarantees by the Company of any indebtedness or other obligations of any wholly - owned Company Subsidiary.

            3.5 Authority Relative to this Agreement; Authentication.

                  (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action by the Company and no other corporate proceedings on the part of the Company and no Securityholder votes or consents are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than, with respect to this Agreement, the Company Shareholder Approval. The Board of Directors of the Company, by resolutions adopted by unanimous vote of those voting (and not subsequently rescinded or modified in any way) at a meeting duly called and held at which a quorum was present and acting throughout, has duly (i) determined that this Agreement and the Merger are in the best interests of the Company and its Shareholders, (ii) approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, (iii) resolved to recommend this Agreement and the Merger to its Shareholders and Noteholders for approval and adoption and
(iv) directed that this Agreement be submitted to its Shareholders and Noteholders for consideration. This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

                  (b) The Board of Directors of the Company has taken all necessary action to render any applicable anti - takeover or similar statute or regulation or provision of the Company Articles or Company Bylaws, or other organizational or constitutive document or governing instruments of the Company or any Company Subsidiary, inapplicable to this Agreement, the Voting Agreement and the consummation of the transactions contemplated hereby and thereby without further action on the part of the Board of Directors of the Company.

            3.6 No Conflict; Required Filings and Consents.

                  (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not,
(i) conflict with or violate any provision of the Company Articles, the Company Bylaws or any equivalent organizational documents of any Company Subsidiary (assuming the Company Shareholder Approval is obtained), (ii) assuming that all consents, approvals, authorizations and permits described in Section 3.6(b) have been obtained and all filings and notifications described in Section 3.6(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (iii) except as listed in Section 3.6(a) of the Company Disclosure Letter, require any consent or approval under, result in any breach of, any loss of any benefit under or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) on any property or asset of the Company or any Company Subsidiary pursuant to any Company Material Contract, Company Permit or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                  (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic or foreign Governmental Entity or any other Person, except (i) the HSR Act or foreign or supranational antitrust and competition Laws and (ii) those required under or in relation to the CCC with respect to the filing and recordation of appropriate merger or other documents.

            3.7 Permits; Compliance With Law.

                  (a) Each of the Company and the Company Subsidiaries is in possession of all authorizations, licenses, permits, certificates, exemptions, approvals, orders and clearances of all Governmental Entities, and has made all filings, applications and registrations with all Governmental Entities (including all authorizations required by the Drug Enforcement Administration (the "DEA") and all authorizations under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the "FDCA"), and the regulations of the United States Food and Drug Administration (the "FDA") promulgated thereunder), necessary for the Company or any Company Subsidiary to own, lease and operate its properties or other assets and to carry on their respective businesses as currently conducted (the "Company Permits"), and all such Company Permits are valid, and in full force and effect. The businesses of the Company and the Company Subsidiaries are not being, and within the last three years have not been, conducted in material violation of any applicable Law or Company Permit, and neither the Company nor any Company Subsidiary has, within the last three years, received any written or oral warning, notice, notice of violation or probable violation, notice of revocation, or other communication from or on behalf of any Governmental Entity, alleging (i) any violation of any Company Permit, or (ii) that the Company or any Company Subsidiary requires any Company Permit for its business as currently conducted that is not currently held by it. No investigation or inquiry by any Governmental Entity with respect to the Company or any Company Subsidiary is pending or, to the Company's knowledge, threatened with respect to any alleged or claimed violation of Law.

                  (b) Each third party at any time engaged in the testing, manufacturing, storage, packaging, labeling, sale or distribution of a product under contract for the Company or a Company Subsidiary (each such third party, a "Third Person" and each such product, a "Third Party Product") (to the extent that such matters pertaining to such Third Person could materially adversely impact such Third Person's business with the Company or a Company Subsidiary) is, and in each case at all relevant times in the past three years (or, with respect to Posurdex, five years) has, to the Company's knowledge, been, in compliance with applicable all Laws, rules and guidances of the FDA and all other Governmental Entities which have jurisdiction over the products being tested, manufactured, stored, packaged, labeled, sold or distributed under contract for the Company or a Company Subsidiary by such Third Person. The Company does not have knowledge of any actual or threatened enforcement action by the FDA, DEA or any other Governmental Entity which has jurisdiction over Third Party Products, including any fines, injunctions, civil or criminal penalties, recalls, seizures, detentions, warning letters, investigations or suspensions.

                  (c) To the Company's knowledge, Third Persons (to the extent that such matters pertaining to such Third Person could materially adversely impact such Third Person's business with the Company or a Company Subsidiary) possess such authorizations, licenses, permits, certificates, exemptions, approvals, orders and clearances of all Governmental Entities (including all authorizations under the FDCA and the regulations of the FDA promulgated thereunder), that are material to, or legally required for, the operation of its business, including the testing, manufacture, storage, packaging, labeling or distribution of any Third Party Product. To the Company's knowledge, Third Persons have not received any written or oral notice of any claim, notice, charge, complaint, action, investigation, proceeding or hearing alleging that the Third Person or any Third Party Product is or may be in violation of any applicable Law. To the Company's knowledge no Governmental Entity is considering any claim, notice, charge, complaint, action, investigation, proceeding or hearing against any Third Person or any Third Party Product to limit, suspend, modify or revoke any such authorization, license, permit, certificate, exemption, approval, order or clearance.

                  (d) All material reports, documents, claims, notices or approvals required to be filed, obtained, maintained or furnished to any state or federal governmental agency within the last three years by the Company, any Company Subsidiary or, to the knowledge of the Company, any Third Person have been so filed, obtained, maintained or furnished. All such reports, documents, claims and notices filed, obtained, maintained or furnished by the Company or any Company Subsidiary and, to the knowledge of the Company, any Third Person were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no liability exists with respect to such filing.

                  (e) The Company and its Subsidiaries have made available to Parent all warning letters, FDA Forms 483, and any other material correspondence from the FDA, DEA or any other Governmental Entity that were received by the Company or any Company Subsidiary within the last three years relating to the compliance status under applicable Law of the Company, any Company Subsidiary or, to the knowledge of the Company, any Third Person.

            3.8 Financial Statements.

                  (a) The Company has delivered to Parent and Merger Sub: (i) audited consolidated balance sheets of the Company as at December 31 for each of the fiscal years 2000 through 2002, and the related audited consolidated statements of income, changes in shareholders' equity, and cash flows and related notes thereto for each of the fiscal years then ended, together with the report thereon of Ernst & Young LLP, independent certified public accountants for the fiscal years 2000 and 2001, and PricewaterhouseCoopers LLP, independent certified accountants for the fiscal year 2002, and (ii) an unaudited consolidated balance sheet of the Company as at August 31, 2003 (the "Interim Balance Sheet"), and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the eight - month period ended on August 31, 2003 (the "Interim Financial Statements").

                  (b) The financial statements referenced in Section 3.8(a) (including, in each case, any related notes thereto) fairly present the financial condition and the results of operations, changes in shareholders' equity, and cash flows of the Company as at the respective dates of and for the periods referred to in such financial statements, subject, in the case of the Interim Financial Statements, to normal and recurring year - end adjustments (the effect of which will not, individually or in the aggregate, be material in amount). Such financial statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, except as disclosed in the notes to such financial statements or in Section 3.8(b) of the Company Disclosure Letter and, with respect to the Interim Balance Sheet and the Interim Financial Statements, except for any absence of notes thereto.

                  (c) Each of the Company and each Company Subsidiary maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

            3.9 No Undisclosed Liabilities. Except as set forth in Section 3.9 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has any debt, liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise and whether due or to become due) except for (a) debts, liabilities or obligations adequately reflected or reserved against in the Interim Balance Sheet, (b) debts, liabilities or obligations that are not required by GAAP to be reflected on the Interim Balance Sheet, (c) debts, liabilities or obligations incurred since the date of the Interim Balance Sheet in the ordinary course of business consistent with past practice and which are not material (individually or in the aggregate) to the business of the Company and the Company Subsidiaries taken as a whole, or
(d) debts, liabilities or obligations incurred pursuant to transactions permitted by Section 5.1 or in connection with the performance (and not the breach by the Company of any Company Subsidiary) of Contracts identified in the Company Disclosure Letter (none of which debts, liabilities or obligations with respect to the foregoing (c) and (d) results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of Law).

            3.10 Absence of Certain Changes or Events. Except as disclosed in
Section 3.10 of the Company Disclosure Letter or as expressly permitted by
Section 5.1, since December 31, 2002, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice and, since such date, there has not been: (a) a Company Material Adverse Effect; (b) any declaration or setting aside by the Company of any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its Equity Interests; (c) any material damage, destruction or loss (whether or not covered by insurance) with respect to the Company or any Company Subsidiary; (d) any acquisition by the Company or any Company Subsidiary of any interest in any assets in excess of $50,000 individually, or $250,000 in the aggregate; (e) any material change by the Company in its accounting methods, principles or practices; (f) any revaluation by the Company of any of its material assets; other than write downs or reserves made after the date hereof required or permitted by GAAP; (g) any split, combination or reclassification of any of the Company's or any Company Subsidiary's Equity Interests or any purchase or other acquisition, directly or indirectly, by the Company or any Company Subsidiary of the Equity Interests of the Company or such Company Subsidiary; (h) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or employees of the Company or any Company Subsidiary; (i) any entry into, renewal, modification or extension of, any Company Material Contract; (j) any settlement of pending or threatened litigation involving the Company or any Company Subsidiary (whether brought by a private party or a Governmental Entity); or (k) any incurrence by the Company or any Company Subsidiary of any indebtedness for borrowed money or the issuance of any debt securities (in each case except for the issuance of Company Convertible Notes) or the assumption, guarantee, endorsement or, as an accommodation or otherwise, the agreement by the Company or a Company Subsidiary of the obligations of any other Person.

            3.11 Employee Benefit Plans.

                  (a) Section 3.11(a) of the Company Disclosure Letter sets forth an accurate and complete list of all (i) "employee welfare benefit plans" ("Company Welfare Plans"), within the meaning of Section 3(1) of ERISA; (ii) "employee pension benefit plans" ("Company Pension Plans"), within the meaning of Section 3(2) of ERISA; (iii) bonus, stock option, stock purchase, restricted stock, incentive, fringe benefit, "voluntary employees' beneficiary associations" ("VEBAs") under Section 501(c)(9) of the Code, profit-sharing, pension or retirement, deferred compensation, medical, life insurance, disability, accident, salary continuation, severance, accrued leave, vacation, sick pay, sick leave, supplemental retirement and unemployment benefit plans, programs, arrangements, commitments and/or general practices (whether or not insured); and (iv) employment, consulting, termination and severance Contracts, excluding offer letters for "at will" employment (subject to severance and similar terms or policies disclosed in Section 3.11(a) of the Company Disclosure Letter), in each case for active, retired or former employees or directors (but only if the Company has continuing obligations under such Contracts to such retired or former employees or directors), whether or not any such plans, programs, arrangements, commitments, Contracts, agreements and/or practices (referred to in (i), (ii), (iii) or (iv) above) are in writing or are otherwise exempt from the provisions of ERISA, that are maintained or contributed to (or with respect to which an obligation to contribute has been undertaken) or with respect to which any potential liability is borne by the Company or any Company Subsidiary (including, for this purpose and for the purpose of all of the representations in this Section 3.11, all employers (whether or not incorporated) that would be treated together with the Company or any Company Subsidiary as a single employer within the meaning of Section 414 of the Code ("ERISA Affiliate")) (all of the foregoing plans, programs, arrangements, commitments, practices, Contracts and agreements referred to in (i), (ii), (iii) or (iv) above are collectively referred to as "Company Benefit Plans"). None of the

Company or, to the knowledge of the Company, any other Person, has any express or implied commitment to modify, change or terminate any Company Benefit Plan, other than (A) modifications, changes or terminations required by ERISA or the Code, (B) as contemplated by Section 2.5 or (C) modifications, changes or terminations expressly permitted by Section 5.1.

                  With respect to each Company Benefit Plan, the Company has made available to Parent true, correct and complete copies of (A) such Company Benefit Plan (or, if not written, a written summary of its material terms), including all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) all summaries and summary plan descriptions, including any summary of material modifications, (C) the most recent annual reports (Form 5500 or 990 series) filed with the IRS with respect to such Company Benefit Plan (and, if the most recent annual report is a Form 5500R, the most recent Form 5500C filed with respect to such Company Benefit
Plan), (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to such Company Benefit Plan and any pending request for such a determination letter or, if reliance is permitted under IRS Announcement 2001-77, the favorable opinion letter or advisory letter of the master and prototype or volume submitter plan sponsor of such Company Benefit Plan, (F) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests), as applicable, for such Company Benefit Plan, and (G) all filings under the IRS' Employee Plans Compliance Resolution System Program or any of its predecessors or the United States Department of Labor ("DOL") Delinquent Filer Program.

                  (b) Each Company Benefit Plan (including any related trust) complies in all material respects in form with the requirements of applicable Law, including ERISA and the Code, and has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and all contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the Interim Balance Sheet. With respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company could be subject to any material liability (other than for liabilities with respect to routine benefit claims) under the terms of, or with respect to, such Company Benefit Plans, ERISA, the Code or any other applicable Law.

                  (c) Except as disclosed on Section 3.11(c) of the Company Disclosure Letter: (i) each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined to be so qualified by the IRS, and each trust established in connection with any Company Benefit Plan which is intended to be exempt from U.S. federal income taxation under Section 501(a) of the Code is so exempt or has a remaining period of time to apply for such letter (such trusts that have a remaining period of time to apply for such letter being identified in Section 3.11(c) of the Company Disclosure Letter), each VEBA has been determined by the IRS to be exempt from U.S. federal income taxation under Section 501(c)(9) of the Code, and to the knowledge of the Company, nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification or exemption, (ii) to the Company's knowledge, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that could result in material liability to the Company or an ERISA Affiliate,
(iii) each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without material liability (other than (A) liability for ordinary administrative expenses typically incurred in a termination event or (B) if the Company Pension Plan is subject to Part 2 of Subtitle B of Title I of ERISA, liability for the accrued benefits as of the date of such termination (if and to the extent required by ERISA) to the extent that either there are sufficient assets set aside in a trust or insurance Contract to satisfy such liability or such liability is reflected on the Interim Balance Sheet), (iv) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company is threatened, against or with respect to any Company Benefit Plan, including any audit or inquiry by the IRS or DOL (other than routine benefits claims), (v) none of the assets of the Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any Lien arising under Section 302 of ERISA or Section 412(n) of the Code, (vi) neither the Company nor any ERISA Affiliate has any liability under ERISA
Section 502, (vii) all annual reporting and other governmental filings required with respect to Company Benefit Plans by ERISA and the Code have been timely filed with the appropriate Governmental Entity and all notices and disclosures have been timely provided to participants, except where the failure to do so would not cause a material liability on the part of the Company, (viii) all contributions and payments to the Company Benefit Plans are deductible under Code Sections 162 or 404, (ix) no assets of the Company Benefit Plan are subject to a material amount of Tax as unrelated business taxable income under Section 511 of the Code, and (x) no excise Tax could be imposed upon the Company under Chapter 43 of the Code.

                  (d) Neither the Company nor any of its ERISA Affiliate sponsors, maintains, contributes to or has an obligation to contribute to, or has sponsored, maintained, contributed to or had an obligation to contribute to, any "employee pension benefit plan" (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code, or any "multiemployer plan" as defined in Section 3(37) of ERISA.

                  (e) Section 3.11(e) of the Company Disclosure Letter lists each Person who the Company reasonably believes is, with respect to the Company or any Company Subsidiary, a "disqualified individual" (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the Reference Date. Except as set forth on Section 3.11(e) of the Company Disclosure Letter, no amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement, by any employee, officer or director of the Company or any Company Subsidiary who is a "disqualified individual" (as such term is defined in Treasury Regulation Section 1.280G - 1) under any Company Benefit Plan or otherwise could be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code). The Company is not a party to any written or oral contract, agreement, plan or arrangement pursuant to which the Company has any obligation to "gross up," indemnify or otherwise compensate or hold harmless any person with respect to any portion of any excise tax (or interest or penalties with respect thereto) which such person may become subject to under Section 4999 of the Code or any similar state tax law.

                  (f) Except as required by applicable Law, no Company Benefit Plan provides any of the following retiree or post - employment benefits to any person: medical, disability or life insurance benefits and/or other welfare benefits, and neither the Company nor any Company Subsidiary has any obligation to provide such benefits. The Company and each ERISA Affiliate are in material compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and the regulations (including proposed regulations) thereunder and any similar state Law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder ("HIPAA").

                  (g) Neither the Company nor any Company Subsidiary sponsors, contributes to or has any material liability with respect to any employee benefit plan, program or arrangement that provides benefits to non - resident aliens with no United States source income who are employed at locations outside the United States.

            3.12 Labor and Other Employment Matters.

                  (a) No work stoppage or labor strike against the Company or any Company Subsidiary by employees is pending or, to the Company's knowledge, threatened which would have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees. The Company and each Company Subsidiary is in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers' compensation, occupational safety, plant closings, and wages and hours. The Company and each Company Subsidiary has withheld all amounts required by applicable Law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing. Neither the Company nor any Company Subsidiary is liable, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, for any payment to any trust or other fund or to any Governmental Entity. Except as set forth in Section 3.12(a) of the Company Disclosure Letter, there are no material pending claims against the Company or any Company Subsidiary under any workers' compensation plan or policy or for long term disability. As of the date of this Agreement, there are no material controversies pending or, to the knowledge of the Company, threatened, between the Company or any Company Subsidiary and any of their respective current or former employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity. To the Company's knowledge, no employees of the Company or any Company Subsidiary are in any material respect in violation of any term of any agreement with, or any restrictive covenant to, a former employer relating to the right of any such employee to be employed by the Company or any Company Subsidiary because of the nature of the business conducted or presently proposed to be conducted by the Company or such Company Subsidiary or to the use of trade secrets or proprietary information of others. As of the date of this Agreement, no employee of the Company or any Company Subsidiary, at the officer level or above, has given notice to the Company or any Company Subsidiary, and nor does any of the

Company's Executive Vice Presidents have knowledge, that any such employee intends to terminate his or her employment with the Company or any Company Subsidiary.

                  (b) Neither the Company nor any Company Subsidiary is a party to or otherwise bound by any collective bargaining Contract with a labor union or labor organization, nor is any such Contract presently being negotiated, nor is there, nor has there been in the last three years, a representation question respecting any of the employees of the Company or any Company Subsidiary, and, to the knowledge of the Company, there are no campaigns being conducted to solicit cards from employees of the Company or any Company Subsidiary to authorize representation by any labor organization.

                  (c) The Company has identified in Section 3.12(c) of the Company Disclosure Letter and has made available to Parent true and complete copies of all (i) severance and consulting agreements with consultants to the Company or any Company Subsidiary entered into within the last three years which agreements remain in effect or pursuant to which the Company has continuing obligations, but excluding offer letters for "at will" employment (subject to severance and similar terms or policies disclosed in Section 3.11(a) of the Company Disclosure Letter) and (ii) all plans, programs, Contracts and arrangements of each of the Company or any Company Subsidiary with or relating to its directors, officers, employees or consultants which contain change in control provisions. Except as set forth in Section 3.12(c) of the Company Disclosure Letter, neither the execution and delivery of this Agreement or other related agreements, nor the consummation of the transactions contemplated hereby or thereby will (either alone or in conjunction with any other event, such as termination of employment) (i) result in any payment (including severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of the Company or any Company Subsidiary or Affiliate from the Company or any Company Subsidiary or Affiliate under any Company Benefit Plan or otherwise, (ii) significantly increase any benefits otherwise payable under any Company Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any benefits, other than acceleration of the vesting of Company Options as provided in Section 2.5, and payments or benefits that become payable, that are increased or that are accelerated in the time of payment or vesting of benefits pursuant to agreements made after the date hereof, but only to the extent the making of such agreement is permitted by Section 5.1 hereof. No individual who is a party to a consulting or employment agreement listed in
Section 3.12(c) of the Company Disclosure Letter, Section 3.11(a) of the Company Disclosure Letter or any agreement incorporating change in control provisions with the Company or any Company Subsidiary has terminated employment or been terminated, nor has a constructive termination occurred, in either case under circumstances that has given, or could reasonably be expected to give, rise to a severance obligation on the part of the Company or any Company Subsidiary under such agreement. Section 3.12(c) of the Company Disclosure Letter sets forth a true and complete list as of the date of this Agreement of (i) the names, titles, annual salaries and other compensation, rights and benefits of all officers of the Company and all other employees of the Company or any Company Subsidiary whose annual compensation exceeds $75,000 and (ii) the names, titles, hourly wage, rights and benefits for any non-exempt employees of the Company or any Company Subsidiary.

                  (d) There are no pending or, to the Company's knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans which could reasonably be expected to result in any material liability of the Company or any Company Subsidiary to the PBGC, the United States Department of Treasury, the DOL or any multiemployer plan.

                  (e) All independent contractors are properly classified as independent contractors for purposes of federal and applicable state Tax Laws. In the event that any individual is classified by the Company or any Company Subsidiary as a non - employee (such as an independent contractor, a leased employee, a consultant or special consultant) and is later reclassified as an employee upon governmental or judicial review, notwithstanding such reclassification, no such individual shall be eligible to participate in any Company Benefit Plan, except where such eligibility will not, individually or in the aggregate, have a Company Material Adverse Effect.

            3.13 Contracts.

                  (a) Section 3.13(a) of the Company Disclosure Letter lists each of the following Contracts to which the Company or any Company Subsidiary is a party or is otherwise bound, other than Company Benefit Plans and other than Contracts entered into after the date hereof, but only to the extent entering into such Contract is permitted by Section 5.1 hereof (such Contracts entered into after the date hereof being deemed to be set forth in Section 3.13(a) of the Company Disclosure Letter and included within the Company Material Contracts to the extent they would have been required to have been so listed and so included if entered into prior to the date hereof) (such Contracts and agreements being the "Company Material Contracts"):

                        (i) each Contract which (A) involved consideration of
            more than $25,000 in the aggregate during the calendar year ended December 31, 2002 that continues to have material executory provisions; (B) is likely to involve payment by the Company of consideration of more than $25,000, in the aggregate, during the calendar year ending December 31, 2003; or (C) requires payment by the Company of consideration of more than $75,000, in the aggregate, over the remaining term of such Contract; or (D) requires payment by the Company of consideration of more than $25,000, in the aggregate, over the remaining term of such Contract and which cannot be cancelled by the Company or any Company Subsidiary without penalty or further payment or without more than 90 days' notice;

                        (ii) all Contracts (pursuant to which the Company, any
            Company Subsidiary or any other party thereto has continuing obligations, other than a continuing obligation to maintain confidentiality) relating to the research, development, clinical trial, marketing, supply, license, manufacture, co - promotion or collaboration of (A) any product currently subject to research and development or being produced or sold by the Company or any Company Subsidiary, (B) the Owned Intellectual Property or (C) the Licensed Intellectual Property;

                               (iii)Contracts (pursuant to which the Company,
                        any Company Subsidiary or any other party hereto has continuing obligations) involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any product of the Company or any Company Subsidiary;

                               (iv) all consulting, advertising and management
                        Contracts (excluding Contracts for employment) pursuant to which the Company, any Company Subsidiary or any other party thereto has continuing obligations, other than a continuing obligation to maintain confidentiality;

                               (v) all Contracts evidencing indebtedness in
                        excess of $25,000;

                               (vi) all leases and subleases of real property
                        and of personal property;

                               (vii) all Contracts with any Governmental Entity;

                               (viii) all Contracts that limit or purport to
                        limit the ability of the Company or any Company Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time;

                               (ix) all non - arm's length Contracts in excess
                        of $5,000 individually between or among the Company or any Company Subsidiary and any director, officer, Shareholder or, to the Company's knowledge, any Affiliate of such Person;

                               (x) any other material Contracts which are
                        terminable upon, or prohibit, a change of ownership or control of the Company or any Company Subsidiary;

                               (xi) all Contracts that result in any Person
                        holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective businesses;

                               (xii) all Licenses (other than licenses of
                        commercial off - the - shelf or shrink - wrap computer software);

                               (xiii) all software maintenance agreements; and

                               (xiv) all other Contracts, whether or not made in
                        the ordinary course of business, which are material to the Company and the Company Subsidiaries, taken as a whole, or to the conduct of their respective businesses, or the absence of which would prevent or materially delay consummation of the transactions contemplated by this Agreement or otherwise prevent or materially delay the Company from performing its obligations under this Agreement, in all cases which are not otherwise identified in the Company Disclosure Letter (provided that, any such Contract not listed in Section 3.13(a) of the Company

                        Disclosure Letter by virtue of the foregoing exception shall be deemed to be a Company Material Contract for purposes of this Agreement).

                  (b) Each Company Material Contract is valid and binding on the Company or any Company Subsidiary, as the case may be, and, to the knowledge of the Company, on the other parties thereto and is in full force and effect and represents, together with any other Contracts listed in Section 3.13(a) of the Company Disclosure Letter that relate to the same subject matter, the material terms of the agreement between the respective parties with respect to the subject matter of such Company Material Contract;

                  (c) The Company and the Company Subsidiaries (i) have not, as of the date hereof, received any notice of termination or cancellation under any Company Material Contract (pursuant to which the Company, any Company Subsidiary or any other party thereto has continuing obligations, other than a continuing obligation to maintain confidentiality), (ii) have not, as of the date hereof, received any notice of breach or default under any Company Material Contract (pursuant to which the Company, any Company Subsidiary or any other party thereto has continuing obligations), which breach has not been cured, (iii) have materially complied with the terms of all Company Material Contracts, and (iv) have not granted to any other third party any rights, adverse or otherwise, under any Company Material Contract that would constitute a breach of such Company Material Contract; and

                  (d) The Company, the Company Subsidiaries, and, to the Company's knowledge, as of the date hereof, any other party to each Company Material Contract (pursuant to which the Company, any Company Subsidiary or any other party thereto has continuing obligations), are not in breach or default thereof in any material respect, and no event has occurred that, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under such Company Material Contract.

            3.14 Litigation. Except as disclosed in Section 3.14 of the Company Disclosure Letter, (a) there is no suit, claim, action, legal or administrative proceeding or investigation pending (including disciplinary proceedings) or, to the knowledge of the Company, threatened against or involving the Company, any Company Subsidiary or any director or officer of the Company or any Company Subsidiary in their capacity as such before any court or Governmental Entity, or for which the Company or any Company Subsidiary is obligated to indemnify a third party, that (i) could reasonably be expected to (A) result in losses to the Company or any Company Subsidiary in excess of $100,000 or (B) have a Company Material Adverse Effect; (ii) directly relates to, in any manner, the Company's research, development or commercialization of Posurdex; or (iii) as of the date hereof, challenges the validity or propriety, or seeks to prevent consummation of, the Merger or any other transaction contemplated by this Agreement, and (b) neither the Company, any Company Subsidiary nor any material property or assets of the Company or any Company Subsidiary is subject to any continuing order, writ, injunction, judgment, arbitration ruling, award, decree or other finding, settlement agreement or other similar agreement with, or continuing investigation by, any Governmental Entity.

            3.15 Environmental Matters.

                  (a) The Company and the Company Subsidiaries (i) are in material compliance with all, and are not subject to any material liability with respect to any, applicable Environmental Laws, (ii) are not subject to any investigation, suit, claim, action or proceeding pending or, to the Company's knowledge, threatened against or involving the Company or any Company Subsidiary relating to or arising under Environmental Laws, (iii) hold or have applied for all Environmental Permits materially necessary to conduct their current operations, and (iv) are in material compliance with their respective Environmental Permits.

                  (b) To the knowledge of the Company, there are no facts, circumstances or conditions that could reasonably be expected to form the basis for any investigation, suit, claim, action or proceeding against or liability of, or involving the Company or any Company Subsidiary relating to or arising under Environmental Laws.

                  (c) Neither the Company nor any Company Subsidiary has received any written notice, demand, letter, claim or request for information alleging that the Company or any Company Subsidiary may be in violation of, or liable under, any Environmental Law.

                  (d) Neither the Company nor any Company Subsidiary (i) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto, or (ii) is an indemnitor in connection with any claim threatened or asserted in writing by any third - party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials.

                  (e) None of the real property owned or leased by the Company or any Company Subsidiary is listed or, to the knowledge of the Company, proposed for listing by the United States Environmental Protection Agency (the "EPA") on the "National Priorities List" under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup. None of the real property owned or leased by the Company or any Company Subsidiary has been impacted by a release of Hazardous Materials in amounts above regulatory action levels.

                  (f) There is no site to which the Company or any Company Subsidiary has transported or arranged for the transport of Hazardous Materials that, to the knowledge of the Company, is the subject of any environmental action by any Governmental Entity.

            3.16 Intellectual Property.

                  (a) Section 3.16(a) of the Company Disclosure Letter sets forth, as of the Reference Date, a true and complete list of all (i) U.S. and foreign patents, utility models, statutory invention certificates and patent applications and for each, its number, issue date, title and priority information for each country in which such patent has been issued, or the application number, date of filing, title and priority information for each country in which a patent application is pending; (ii) Registered Proprietary Names, the registration number thereof, and, if applicable, the class(es) of goods or the description(s) of goods or services covered thereby, the countries in which each such Registered Proprietary Name is registered, and the expiration date for each country in which each such Registered Proprietary Name has been registered;
(iii) Unregistered Proprietary Names, the application serial number thereof, the date of filing, the countries in which such application was filed and, if applicable, the class of goods or the description of goods or services sought to be covered thereby; (iv) copyright registrations and the number and date of registration thereof for each country in which such copyright has been registered; (v) applications for registration of copyrights and the date and countries in which each such application was filed; and (vi) domain names and applications for registration of domain names, in each case included in the Owned Intellectual Property and Licensed Intellectual Property (except intellectual property licensed-in under licenses of generally available third party computer software at a license fee of less than $25,000).

                  (b) Except as set forth in Section 3.16(b) of the Company Disclosure Letter, to the Company's knowledge (i) the use of the Owned Intellectual Property, the Licensed Intellectual Property or the know - how owned or licensed by the Company in connection with the operation of the business of the Company or any Company Subsidiary as currently conducted, and
(ii) the manufacture, use, offer for sale, and sale of Posurdex (as such product exists as of the date hereof and when commercialized in the United States as currently contemplated), do not infringe or misappropriate or otherwise violate the Intellectual Property rights of any third party, and no claim is pending or, to the Company's knowledge, threatened against the Company or any Company Subsidiary alleging any of the foregoing. Except as listed on Section 3.16(a) of the Company Disclosure Letter, to the Company's knowledge, no right, license, lease, consent, or other agreement is required with respect to any Intellectual Property for the conduct of the business of the Company or any Company Subsidiary as presently conducted or, to the Company's knowledge, as presently contemplated to be conducted, that will require any material payment or the undertaking of any material obligation by the Company or any Company Subsidiary. None of the patents or patent applications listed in Section 3.16(a) of the Company Disclosure Letter is involved in any interference, reexamination, conflict or opposition proceeding, and, to the Company's knowledge, there has been no threat or other indication that any such proceeding will hereafter be commenced. None of the Registered Proprietary Names, Unregistered Proprietary Names or registrations or applications to use or register such Registered Proprietary Names or Unregistered Proprietary listed in Section 3.16(a) of the Company Disclosure Letter is involved in any opposition, cancellation, nullification, interference, conflict or concurrent use proceeding, and to the Company's knowledge, there has been no threat or other indication that any such proceeding will hereafter be commenced.

                  (c) The Company or a Company Subsidiary is the exclusive owner of the entire and unencumbered right, title and interest in and to each item of the Owned Intellectual Property. To the Company's knowledge, the Company or a Company Subsidiary is entitled to use the Owned Intellectual Property and Licensed Intellectual Property in the ordinary course of its business as presently conducted, subject only to the terms of the Licenses.

                  (d) The Owned Intellectual Property and Licensed Intellectual Property include (subject to the rights of holders of patents and patent applications not known to the Company) all of the Intellectual Property used in the ordinary day-to-day conduct of the business of the Company or any Company Subsidiary, as such business is currently conducted or is presently contemplated to be conducted, and to the Company's knowledge there are no other items of Intellectual Property that are material to such ordinary or contemplated day-to-day conduct of such business. The Owned Intellectual Property and, to the knowledge of the Company, the Licensed Intellectual Property are pending, issued or registered, as applicable, and in good standing, all without challenge of any kind, and to the Company's knowledge are valid and enforceable, and such Intellectual Property has not been adjudged by a court of competent jurisdiction to be invalid or unenforceable (except for prospective challenges to validity that may be received in the ordinary course of the prosecution of Intellectual Property applications in Intellectual Property offices after the date hereof which are made publicly available for review) in whole or part.

                  (e) No legal proceedings are pending or, to the Company's knowledge, are threatened against the Company or any Company Subsidiary (i) based upon, challenging or seeking to deny or restrict the use by the Company of any of the Owned Intellectual Property or Licensed Intellectual Property, (ii) alleging that any services provided by, processes used by, or products manufactured or sold or to be manufactured or sold by the Company or any Company Subsidiary infringe or misappropriate any Intellectual Property right of any third party, or (iii) alleging that the Licenses being licensed are in conflict with the terms of any third party license or other agreement.

                  (f) To the Company's knowledge, other than activities occurring after the date of this Agreement that are not material to the Company, no third party is engaging in any activity that infringes or misappropriates the Owned Intellectual Property or Licensed Intellectual Property. The Company and the Company Subsidiaries have not granted any license or other right to any third party with respect to the Owned Intellectual Property or Licensed Intellectual Property other than pursuant to agreements listed in Section 3.13 of the Company Disclosure Letter.

                  (g) The Company and the Company Subsidiaries have delivered or made available to Parent, as requested by Parent, true and correct and complete copies of patents, patent applications, license commitments and other agreements listed or described in Sections 3.16(a) and 3.13(a)(xii) of the Company Disclosure Letter and all applications and registrations for Proprietary Names and copyrights, licenses, leases, commitments and other agreements listed or described in Sections 3.16(a) and 3.13(a)(xii) of the Company Disclosure Letter, other than licenses of generally available third party computer software at a license fee of less than $25,000.

                  (h) To the Company's knowledge, all material software used in the business of the Company or any Company Subsidiary is free of all viruses, worms and trojan horses that materially disrupt its operation or have a material adverse impact on the operation of other software programs or operating systems as used in the Company's or such Company Subsidiary's business as presently conducted.

                  (i) The Company and the Company Subsidiaries have a license to use all software development tools, library functions, compilers and other third-party software that are material to the business of the Company or any Company Subsidiary as presently conducted, or that are required to operate or modify the software used in the Company's or any Company Subsidiary's business as presently conducted.

            (j) The Company and the Company Subsidiaries have taken commercially reasonable measures (but at least commensurate with industry standards) to maintain their material trade secrets in confidence, including contractually requiring licensees, contractors and other third persons with access to such trade secrets to keep such trade secrets confidential.

            (k) To the knowledge of the Company, (i) there has been no misappropriation of any material trade secrets or other material confidential Intellectual Property of the Company or any Company Subsidiary by any Person,
(ii) no employee, independent Contractor or agent of the Company or any Company Subsidiary has misappropriated any material trade secrets of any other Person in the course of such performance as an employee, independent contractor or agent, and (iii) no employee, independent contractor or agent of the Company or any Company Subsidiary is in material default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or Contract which has or is likely to have an adverse impact on the protection, ownership, development, use or transfer of Intellectual Property.

            (l) The Company and each Company Subsidiary has secured valid written assignments from all current and former consultants and employees who contributed to the creation or development of Owned Intellectual Property or the rights to such contributions that the Company or such Company Subsidiary does not already own by operation of law and, to the Company's knowledge, all of its employees or consultants have assigned the rights to such contributions that the Company or such Company Subsidiary does not already own by operation of law. To the Company's knowledge, all consultants to or vendors of the Company or any Company Subsidiary with access to material confidential information of the Company or any Company Subsidiary are parties to written agreements substantially in the form attached to Section 3.16(l) of the Company Disclosure Letter under which, among other things, each such consultant or vendor is obligated to maintain the confidentiality of confidential information of the Company or any Company Subsidiary. Other than any violation occurring after the date of this Agreement that is not material to the Company, the Company and the Company Subsidiaries are not aware that any of their consultants or vendors is in violation thereof.

            (m) The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not result in or give rise to (i) any right of termination or other right to impair or limit any of the Company's rights to own or license any of the Owned Intellectual Property or Licensed Intellectual Property, or (ii) the inability (for any period of time) of the Surviving Corporation to succeed to such rights pursuant to the terms of this Agreement.

      3.17 Supply Arrangements. There are no facts or circumstances that materially adversely affect or, to the Company's knowledge, are reasonably likely to materially adversely affect the continued supply (either for clinical purposes or in bulk) of the active ingredients of the Pharmaceutical Products currently used in clinical trials.

      3.18  Taxes.

            (a) Filing of Tax Returns. The Company and each Company Subsidiary has duly and timely filed with the appropriate Tax authorities all Tax Returns required to be filed. All such Tax Returns are complete and accurate in all material respects. All Taxes due and owing by any of the Company and the Company Subsidiaries on or before the date hereof (whether or not shown on any Tax Returns) have been paid. None of the Company nor any Company Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Tax authority in a jurisdiction where any of the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

            (b) Payment of Taxes. The unpaid Taxes of the Company and the Company Subsidiaries (i) did not, as of the dates of the Interim Financial Statements, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (rather than in any notes thereto), and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and the Company Subsidiaries in filing their Tax Returns. Since December 31, 2002, neither the Company nor any Company Subsidiary has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice. For purposes of this representation, Taxes shall be allocated in the manner set forth in the last sentence in Section 6.8(b); provided, however, that Taxes for Tax periods or portions thereof ending on or before the Closing Date shall be determined without regard to any items of deduction, loss or credit of the Company attributable to the effectuation of the Merger, to the extent paid directly or indirectly by Parent. For purposes of indemnification by the Company Indemnifying Parties pursuant to Section 8.2(a)(i), the representations and warranties set forth in this Section 3.18(b) shall be read without regard to any exceptions to such representations and warranties set forth in Section 3.18(b) of the Company Disclosure Letter.

            (c) Audits, Investigations or Claims. No deficiencies for Taxes with respect to any of the Company and the Company Subsidiaries have been claimed or proposed in writing or assessed by a Tax authority. There are no pending or, to the Company's knowledge, threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of any of the Company or any Company Subsidiary. There are no matters under discussion with any Tax Authority, or known to the Company or any Company Subsidiary, with respect to Taxes that are likely to result in an additional liability for Taxes with respect to any of the Company or any Company Subsidiary. The Company has delivered or made available to Parent complete and accurate copies of federal, state and local income Tax Returns of each of the Company and the Company Subsidiaries and their predecessors for the years ended December 31, 1998, 1999, 2000, 2001, and 2002, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by any of the Company and the Company Subsidiaries or any predecessors since December 31, 1998, with respect to Taxes of any type. Neither the Company nor any of the Company Subsidiaries nor any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver. No power of attorney (other than powers of attorney authorizing employees of the Company or any Company Subsidiaries to act on behalf of the Company or such Company Subsidiaries, respectively) with respect to any Taxes has been executed or filed with any Tax authority.

            (d) Liens. There are no Liens for Taxes upon the assets of any of the Company and the Company Subsidiaries (other than with respect to Permitted Liens for Taxes).

            (e) No Withholding. None of the Company nor any Company Subsidiary has been a United States real property holding corporation within the meaning of
Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Each of the Company and the Company Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

            (f) Other Entity Liability. Neither the Company nor any Company Subsidiary has any liability for the Taxes of any other Person (other than the Company and any Company Subsidiary) under Treasury Regulation Section 1.1502 - 6 (or any similar provision of state, local, or foreign Law), as a transferee, by Contract, or otherwise. None of the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company). For purposes of indemnification by the Company Indemnifying Parties pursuant to Section 8.2(a)(i), the representations and warranties set forth in this Section 3.18(f) shall be read without regard to any exceptions to such representations and warranties set forth in Section 3.18(f) of the Company Disclosure Letter.

            (g) Tax Sharing Agreements. There are no Tax sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving any of the Company and the Company Subsidiaries, and, after the Closing Date, none of the Company nor the Company Subsidiaries shall be bound by any such Tax sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

            (h) Spin-Offs. Neither the Company nor any Company Subsidiary has distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997, and neither the stock of the Company nor the stock of any Company Subsidiary has been distributed in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997.

            (i)   Tax Elections. Neither the Company nor any Company Subsidiary
(i) has consented at any time under former Section 341(f)(1) of the Code to have the provisions of former Section 341(f)(2) of the Code apply to any disposition of the assets of any of the Company or any Company Subsidiary; (ii) has agreed, or is required, to make any adjustment under Section 481(a) of the Code for any period after the Closing Date by reason of a change in accounting method or otherwise; (iii) has made an election, or is required, to treat any of its assets as owned by another Person pursuant to the provisions of former Section 168(f) of the Code or as tax - exempt bond financed property or tax - exempt use property within the meaning of Section 168 of the Code; (iv) has acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code;
(v) has made or will make a consent dividend election under Section 565 of the Code; (vi) has elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; or (vii) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local Tax provision.

            (j) Partnerships, Single Member LLCs, CFCs, PHCs, and PFICs. Neither the Company nor any Company Subsidiary (i) is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for Tax purposes, (ii) owns a single member limited liability company which is treated as a disregarded entity, (iii) is a shareholder of a "controlled foreign corporation" as defined in Section 957 of the Code (or any similar provision of state, local or foreign law), (iv) is a "personal holding company" as defined in Section 542 of the Code (or any similar provision of state, local or foreign Law), or (v) is a "passive foreign investment company" within the meaning of Section 1297 of the Code.

            (k) Permanent Establishments. Neither the Company nor any Company Subsidiary has or has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country.

            (l) Disallowance of Interest Deductions. None of the outstanding indebtedness of any of the Company and the Company Subsidiaries constitutes indebtedness with respect to which any interest deductions may be disallowed under Sections 163(i) or 163(l) or 279 of the Code or under any other provision of applicable law.

            (m) International Boycotts. None of the Company nor any Company Subsidiary has ever participated in and are not participating in an international boycott within the meaning of Code Section 999.

            (n) Tax Shelters. None of the Company nor any Company Subsidiary has entered into any transaction identified as a "listed transaction" for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or
301.6111-2(b)(2). If any of the Company or Company Subsidiary has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income tax within the meaning of Code Section 6662, then it believes that it has either
(x) substantial authority for the tax treatment of such transaction or (y) disclosed on its Tax Return the relevant facts affecting the tax treatment of such transaction.

      3.19 Insurance. Section 3.19 of the Company Disclosure Letter sets forth a true and complete list of all insurance policies held by the Company or any Company Subsidiary. True and complete copies of all such insurance policies have been provided or made available by the Company to Parent. All premiums due to the date hereof on such insurance policies have been paid. The Company and the Company Subsidiaries have not failed to give any notice or present any claim under any such insurance policies in a timely fashion, except where such failure would not prejudice the Company's or a Company Subsidiary's ability to make a material claim. Such insurance policies to the date hereof have (i) been maintained in full force and effect and (ii) not been cancelled or changed, except to extend the maturity dates thereof. No notice of cancellation or termination has been received with respect to any such insurance policies. During the past three years, neither the Company nor any Company Subsidiary has been refused any insurance with respect to any aspect of operations of its business, nor has its coverage been rescinded by any insurance carrier to which it has applied for insurance or with which it has carried insurance. The activities and operations of the Company and each Company Subsidiary have been conducted in a manner so as to conform to all material provisions of the Company's insurance policies to the extent required to maintain such policies in full force and effect and available for the coverage provided for therein.

      3.20  Properties.

            (a) The Company and each Company Subsidiary has good and valid title to or a valid leasehold interest or other comparable Contract rights in or relating to all of its properties and assets, whether tangible or intangible, real or personal, necessary for the conduct of its business as currently conducted, except for properties and assets the loss of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

            (b) Neither the Company nor any Company Subsidiaries owns any real property. Section 3.20(b) of the Company Disclosure Letter lists all real property leased by the Company or any Company Subsidiary.

            (c) Each of the Company and each Company Subsidiary is in possession of the properties or assets purported to be leased under all of its leases. Neither the Company nor any Company Subsidiary has received as lessee any written notice from the lessor of any event, alleged event or occurrence that has resulted or could reasonably be expected to result (with or without the giving of notice, the lapse of time or both) in a default with respect to any material lease or sublease to which it is a party. The execution, delivery and performance of this Agreement by the Company, and the consummation of the transaction contemplated hereby, will not affect the enforceability against any Person of any such lease agreement or the rights of the Company or each Company Subsidiary or the Surviving Corporation to the continued use and possession of the real property subject to such leases for the conduct of business as presently conducted.

      3.21  Regulatory Compliance.

            (a) All Pharmaceutical Products that are subject to the jurisdiction of the FDA, DEA or any other Governmental Entity are being developed, manufactured, processed, labeled, stored, tested and distributed by the Company and all Company Subsidiaries and any Third Person, in material compliance with all applicable Laws, guidances or orders administered or issued by the FDA, DEA and any other Governmental Entity, including the FDA's Good Manufacturing Practices or Quality Systems Regulations and those relating to investigational use, new drug applications or abbreviated new drug applications, 510(k) clearances, or premarket approval applications to market any Pharmaceutical Product.

            (b) All pre-clinical and clinical trials conducted by the Company, any Company Subsidiary or, to the Company's knowledge, any Third Person (with respect to activities conducted on behalf of the Company) within the last three years (and, with respect to Posurdex, five years) have been, and are being conducted in material compliance with all published recommendations of the FDA and all applicable Laws and guidances of the FDA or any other Governmental Entity, including the requirements of Good Laboratory Practices, investigational new drug requirements, Good Clinical Practice requirements (including Informed Consent, institutional review boards and other requirements relating to protection of human subjects contained in 21 C.F.R. Parts 50, 54, 56, 58 and
312), and federal and state privacy Laws and guidances restricting the use and disclosure of individually identifiable health information (including, without limitation, HIPAA).

            (c) Each of the Company, the Company Subsidiaries and, to the Company's knowledge, insofar as such compliance relates to any Pharmaceutical Product, each Third Person is in material compliance with all applicable Laws regarding registration, licensure or notification for each site at which each Pharmaceutical Product is developed, tested, manufactured, processed, packaged, held for distribution or from which or into which it is distributed, in each case by the Company or any Company Subsidiary.

            (d) No Pharmaceutical Product has been recalled, suspended, subject to a field notification, field correction or safety alert, or otherwise discontinued (whether voluntarily or involuntarily) by the Company, any Company Subsidiary or, to the knowledge of the Company, any Third Person, in the United States or outside of the United States as a result of any action by the FDA or any other Governmental Entity.

            (e) Neither the Company, any Company Subsidiary, nor to the Company's knowledge, any Third Person, has at any time within the last three years received any oral or written communication (including any warning letter, Form 483 or similar notice) or is otherwise aware of any action or proceeding pending or, to the Company's knowledge, threatened (including any prosecution, injunction, seizure, civil fine, suspension, recall or any other action to place restrictions on the production of any Pharmaceutical Product), in each case alleging that the Company, any Company Subsidiary or (with respect to activities conducted on behalf of the Company) a Third Person and its individual employees or agents are not currently in compliance with any and all applicable Laws.

            (f) As to the Pharmaceutical Products for which a premarket approval, 510k clearance application, new drug application, investigational new drug application or similar state or foreign regulatory application has been submitted or approved, the Company, the Company Subsidiaries and Third Persons are in material compliance with all applicable Laws and guidances, including 21 U.S.C. Section 355 or 21 C.F.R. Parts 312, 314, 800, et seq., respectively, and all terms and conditions of such licenses or applications. As to each such Pharmaceutical Product, the Company and any relevant Company Subsidiary, and the officers, employees or agents of the Company and any Company Subsidiary, have included in the application, where required, the certification described in 21 U.S.C. Section 335a(k)(1) and the list described in 21 U.S.C. Section 335a(k)(2), and each such certification and list was true, complete and correct in all material respects when made. In addition, the Company, each Company Subsidiary and any Third Person (with respect to activities conducted on behalf of the Company) are in substantial compliance with all applicable registration and listing requirements set forth in 21 U.S.C.
Section 360 and 21 C.F.R. Part 207.

            (g) No Pharmaceutical Product or Pharmaceutical Product component manufactured and/or distributed by the Company, any Company Subsidiary or any Third Person is: (a) adulterated within the meaning of 21 U.S.C. Section 351;
(b) misbranded within the meaning of 21 U.S.C. Section 352; or (c) in violation of 21 U.S.C.Section 355, 360e.

            (h) Neither the Company, any Company Subsidiary, any officer, employee or agent of the Company, or, to the Company's knowledge, any Third Person, is the subject, officially or otherwise, of any pending or threatened investigation by the FDA pursuant to its "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991), or by the Department of Health and Human Services Office of Inspector General or United States Department of Justice pursuant to the Federal Anti-Kickback Statute (42 U.S.C. Section 1320a-7(b)) and the Civil False Claims Act (31 U.S.C. Section 3729 et seq.) and the regulations promulgated pursuant to such statutes, or by any other Governmental Entity under similar Laws. Neither the Company, any Company Subsidiary, any officer, employee or agent of the Company nor, to the Company's knowledge, any Third Person has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" Final Policy and any amendments thereto, or that would reasonably be expected to provide a basis for liability under the Federal Anti-Kickback Statute or the Civil False Claims Act and any regulations promulgated thereunder, or that would reasonably be expected to provide a basis for liability under any similar Law administered by any other Governmental Entity. Additionally, neither the Company, any Company Subsidiary, nor, to the Company's knowledge, any Third Person or officer, employee or agent of the Company or any Company Subsidiary has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in debarment under the Generic Drug Enforcement Act of 1992, 21 U.S.C. Section 335a, or any other similar statute or regulation of the FDA.

      3.22 Commercialization of Posurdex. There are no facts or circumstances, other than those of which Parent has knowledge as of the Reference Date, that, when taken together with all other relevant facts and circumstances, management of the Company has determined are reasonably likely to materially adversely affect the commercialization of Posurdex.

      3.23 Product Registration Files. The product registration files and dossiers of the Company and each Company Subsidiary have at all times during the last three years been maintained in all material respects in accordance with all applicable legal and regulatory requirements. The Company and each Company Subsidiary has in its possession copies of all the material documentation filed in the last three years in connection with filings made by the Company or any Company Subsidiary for regulatory approval or registration of the candidates or Pharmaceutical Products of the Company or any Company Subsidiary, as the case may be. To the knowledge of the Company, the filings made by the Company and the Company Subsidiaries for regulatory approval or registration of the candidates or Pharmaceutical Products of the

Company or any Company Subsidiary did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading.

      3.24  Certain Interests.

            (a) No officer or director of the Company or any Company Subsidiary and, to the Company's knowledge, no immediate relative or spouse (or immediate relative of such spouse) who resides with, or is a dependent of, any such officer or director has any direct or indirect (excluding interests of a venture capital fund affiliated with any director of the Company) financial interest in any competitor, supplier or customer of the Company or any Company Subsidiary; provided, however, that the ownership of securities representing no more than 2% of the outstanding voting power of any competitor, supplier or customer, and which are listed on any national securities exchange or traded actively in the national over - the - counter market, shall not be deemed to be a "financial interest" as long as the Person owning such securities has no other connection or relationship with such competitor, supplier or customer.

            (b) No Shareholder or, to the Company's knowledge, any Affiliate thereof, and no officer or director, or former officer or director, of the Company or any Company Subsidiary and, to the knowledge of the Company, no immediate relative or spouse (or immediate relative of such spouse) who resides with, or is a dependent of, any such officer or director:

                  (i) owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property which the Company or any Company Subsidiary uses in the conduct of its business; or

                  (ii) has outstanding any indebtedness to the Company or any Company Subsidiary.

            (c) Except for the payment of employee compensation in the ordinary course of business or as otherwise permitted by Section 5.1, and the rights of holders of Equity Interests in the Company in general, and except as disclosed in Sections 3.11, 3.12 and 3.13 of the Company Disclosure Letter, the Company and the Company Subsidiaries do not have any liability or any other obligation of any nature whatsoever: (i) to any Shareholder who beneficially owns 5% or more of the capital stock of the Company (on an as - converted to Company Common Stock basis) or 5% or more of the capital stock of any Company Subsidiary, or, to the Company's knowledge, any Affiliate thereof, (ii) to any officer or director, or former officer or director, of the Company or any Company Subsidiary; (iii) to the knowledge of the Company, to any immediate relative or spouse (or immediate relative of such spouse) of any such officer or director; or (iv) to any other Shareholder or any shareholder of a Company Subsidiary, except, for the purposes of this clause (iv) only, for any arm's length liability or obligation which does not exceed $5,000 individually.

      3.25 Opinion of Financial Advisor. Citigroup Global Markets Inc. (the "Company Financial Advisor") has delivered to the Board of Directors of the Company its written opinion, dated the date hereof, to the effect that, as of the date hereof and based upon and subject to the matters stated in such written opinion, the Total Merger Consideration is fair, from a financial point of view, to the holders of Company Stock (other than Parent and its Affiliates).

      3.26 Vote Required. The affirmative vote of (a) the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a single class on an as - if converted to Company Common Stock basis; (b) the holders of a majority of the outstanding shares of Company Common Stock, voting as a separate class (c) the holders of a majority of the outstanding shares of Company Preferred Stock, voting as a separate class; (d) the holders of 70% of the outstanding shares of Series B-1 Preferred Stock, voting as a separate class and (e) the holders of 70% of (i) the Company Common Stock ultimately issuable upon the conversion of Company Convertible Notes into Series B-1 Preferred Stock and (ii) the Company Common Stock issuable upon the conversion of outstanding shares of Series B-1 Preferred Stock into Company Common Stock, voting as a separate class, are the only votes of the holders of any class or series of capital stock or other Equity Interests of the Company or any Company Subsidiary necessary to approve this Agreement, the Merger and the transactions contemplated hereby (the "Company Shareholder Approval").

      3.27 Voting Agreements. Each of the Principal Shareholders owns of record the number of shares of Company Stock and Company Convertible Notes set forth in Schedule A hereto and has duly executed and delivered the Voting Agreements in the form set forth in Exhibit A hereto, which Voting Agreements are in full force and effect.

      3.28 Brokers. No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has heretofore made available to Parent a true and complete copy of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Merger.

      3.29  Disaster Recovery.

            (a) The Company and each Company Subsidiary maintains its respective computer systems and related data (the "Company's Systems") so that the Company can reasonably promptly recover from any interruption in system service that is the result of forces beyond the Company's control, including natural disasters, power outages and malicious attack.

            (b) The Company maintains archive or back-up copies of all system data and user data with or related to the Company's Systems which archive or back-up copies are updated at least weekly.

      3.30 Disclosure. None of the representations or warranties of the Company contained herein and none of the information contained in the Company Disclosure Letter when taken as a whole, contains, or at the Effective Time will contain, any untrue statement of a material fact.

                                   ARTICLE 4
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

      Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that the statements in this Article 4 are true and correct and will also be correct and complete as of the Closing Date as though made as of the Closing Date and as though the Closing Date were substituted for the date of this Agreement throughout this Article 4; provided, however, that no representation or warranty shall be deemed untrue or incorrect if such representation or warranty was true and correct as of the date hereof and becomes untrue or incorrect after the date hereof directly or indirectly as a result of action taken by Parent after the date hereof, which action was taken by Parent upon the Company's written consent or pursuant to the express terms of this Agreement.

      4.1 Organization and Qualification; Subsidiaries. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing, under the Laws of the state of its incorporation. Each of Parent and Merger Sub has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals could not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

      4.2 Certificate of Incorporation and Bylaws; Corporate Books and Records. The copies of Parent's Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws that are listed as exhibits to Parent's Form 10 - K for the year ended December 31, 2002 are complete and correct copies thereof as in effect on the date hereof. Parent is not in violation of any of the provisions of its Restated Certificate of Incorporation, as amended, or Amended and Restated Bylaws.

      4.3 Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action by Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub and no other vote of Parent's stockholders is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and constitutes the legal, valid and binding obligations of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

      4.4   No Conflict; Required Filings and Consents.

            (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate any provision of the certificate of incorporation, articles of incorporation or bylaws of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and permits described in
Section 4.4(b) have been obtained and that all filings and notifications described in Section 4.4(b) have been made, and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected or (iii) conflict with, or (with or without notice or lapse of time or both) result in a termination, breach, impairment or violation of, or constitute a default under any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of its material assets or properties are bound, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

            (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic or foreign Governmental Entity or any other Person, except (i) the HSR Act or foreign or supranational antitrust and competition Laws, and (ii) those required under or in relation to the CCC with respect to the filing and recordation of appropriate merger or other documents.

      4.5   Ownership of Merger Sub; No Prior Activities.

            (a) Merger Sub was formed solely for the purpose of engaging in the Merger.

            (b) All of the outstanding capital stock of Merger Sub is owned directly by Parent. There are no options, warrants or other rights, agreements, arrangements or commitments to which Merger Sub is a party of any character relating to the issued or unissued Equity Interests in Merger Sub or obligating Merger Sub to grant, issue or sell any Equity Interests in Merger Sub, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of Merger Sub to repurchase, redeem or otherwise acquire any Equity Interests of Merger Sub.

            (c) Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

      4.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or any Subsidiary of Parent.

      4.7 Financing. At the Closing, Parent will have all funds necessary to pay the Total Merger Consideration.

                                    ARTICLE 5
                                    COVENANTS

      5.1 Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the Effective Time, except as specifically permitted or required by any other provision of this Agreement or except as set forth in Section 5.1 of the Company Disclosure Letter, unless Parent shall otherwise agree in writing, the Company shall, and shall cause each Company Subsidiary to (a) maintain its existence in good standing under applicable Law,
(b) conduct its operations only in the ordinary and usual course of business consistent with past practice, and (c) use commercially reasonable efforts to keep available the services of the current officers, key employees and consultants of the Company and each Company Subsidiary and to preserve the current relationships of the Company and the Company Subsidiaries with their customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations as is reasonably necessary in order to preserve substantially intact its business organization. Without limiting the foregoing, and as an extension thereof, except as specifically permitted or required by any other provision of this Agreement or as set forth in Section 5.1 of the Company Disclosure Letter, the Company shall not (unless required by applicable Law), and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following unless permitted by the prior written consent of Parent's Corporate Vice President, Corporate Development, or Corporate Vice President, General Counsel and Secretary:

            (a) amend the Company Articles or the Company Bylaws or other comparable charter or organizational documents of any Company Subsidiary;

            (b) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of any Equity Interests in, or voting securities of, the Company or any Company Subsidiary of any class, or securities convertible or exchangeable or exercisable for such Equity Interests or voting securities, or any options, warrants or other rights of any kind to acquire any such Equity Interests or voting securities or such convertible or exchangeable securities, or any other ownership interest (including any such interest represented by Contract right), of the Company or any Company Subsidiary, except that the Company may (i) issue shares of Company Common Stock or Company Preferred Stock pursuant to the exercise of Company Options, Company Warrants or Company Convertible Notes outstanding on the date hereof and in accordance with their terms as of the date hereof, (ii) issue Company Convertible Notes pursuant to the Note Purchase Agreement and shares of Company Common Stock or Company Preferred Stock pursuant to the exercise of such Company Convertible Notes or Series B-1 Preferred Stock issuable upon the conversion thereof, provided, however, that in no event shall the Company issue Company Convertible Notes from and after August 25, 2003 in an amount that exceeds Fourteen Million Eight Hundred Twenty-Seven Thousand Twelve 72/100 Dollars ($14,827,012.72) in aggregate principal amount, provided, further, that any and all proceeds from the issuance of Company Convertible Notes from and after August 25, 2003 shall be immediately deposited into the Convertible Notes Account, (iii) grant Company Common Options to employees hired by the Company after the date hereof (to the extent the hiring of such employee is otherwise permitted by this Section 5.1) on terms and in amounts consistent with past practice or (iv) following consultation with Parent, grant new Company Common Options that will terminate upon the Effective Time, do not vest earlier than two days prior to the Effective Time, and do not vest at or prior to the Effective Time as to a spread between the exercise price and the amount received upon the exercise of such new Company Common Options greater than $300,000 for any individual or $1,800,000 in the aggregate;

            (c) (i) sell, pledge, dispose of, transfer, lease, sell and leaseback, license, guarantee, securitize or encumber, or authorize the sale, pledge, disposition, transfer, lease, sale and leaseback, license, guarantee, securitization or encumbrance of, any property, asset or interest therein (including Owned Intellectual Property or Licensed Intellectual Property) of the Company or any Company Subsidiary), except for sales of inventory and used equipment in the ordinary course of business consistent with past practice, or
(ii) enter into, modify or amend any lease of real property or lease of personal property involving payments in excess of $10,000 for each individual lease or $100,000 in the aggregate for all such leases during the term thereof;

            (d) (i) declare, set aside or pay any dividends on, or make any other distributions (whether payable in cash, stock or property or a combination thereof) in respect of, any of its Equity Interests, other than dividends or distributions by a wholly - owned Company Subsidiary to its shareholders, (ii) enter into any agreement with respect to the voting of its Equity Interests or voting securities, (iii) split, combine, subdivide or reclassify any of its Equity Interests or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its Equity Interests or (iv) purchase, redeem or otherwise acquire any of its Equity Interests or any other securities thereof or any rights, warrants or options to acquire any such Equity Interests or other securities, except for the repurchase of stock from its directors, officers, employee, consultants or independent contractors in connection with the termination of their services to it at the original purchase price of such stock and except for the repurchase of Company Stock in the amounts, at the purchase price and from the individuals specified in Section 5.1(d) of the Company Disclosure Letter;

            (e) directly or indirectly acquire (i) by merging or consolidating with, or by purchasing assets of, or by any other manner, any Person or division, business or equity interest of any Person or (ii) any asset or assets that, individually, has a purchase price in excess of $10,000 or, in the aggregate, have a purchase price in excess of $50,000, except for (x) new capital expenditures, which shall be subject to the limitations of subclause (g) below, and (y) purchases of components, raw materials or supplies in the ordinary course of business consistent with past practice, which, in the case of clauses (x) and (y), individually or in the aggregate, would not reasonably be expected to result in any of the conditions to the Merger set forth in Article 7 not being satisfied;

            (f) (i) incur any indebtedness for borrowed money or capital lease obligations or guarantee any such indebtedness or capital lease obligations of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or of any Company Subsidiary, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person for borrowed money or capital lease obligations, or enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or (ii) make or authorize any loan, advance or capital contributions to, or investments in, any other Person, other than in the case of the foregoing (i) and (ii), (A) by the Company or a Company Subsidiary to or in the Company or any Company Subsidiary;
(B) in connection with the purchase of supplies in the ordinary course of business consistent with past practice; (C) the issuance by the Company of up to $14,827,012.72 principal amount of Company Convertible Notes after August 25, 2003, pursuant to the Note Purchase

Agreement; (D) travel loans or advances made in the ordinary course of business, consistent with past practice, and which are not material in amount (which expenses will be documented by receipts for the claimed amounts in accordance with past practice); or (E) the endorsement of checks and other negotiable instruments in the ordinary course of business, consistent with past practice, which are not material in amount and relate to expenditures otherwise not prohibited by this Section 5.1;

            (g) make or agree to make any new capital expenditure (including leases and in - licenses) or enter into any agreement or agreements providing for payments which are in excess of $10,000 individually or $50,000 in the aggregate, or if the Closing shall not have occurred prior to December 15, 2003, $250,000 in the aggregate;

            (h) (i) adopt, enter into, terminate or amend in any material respect any (A) Company Benefit Plan or (B) other collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance, indemnification or other plan, trust, fund, policy or arrangement for the benefit of any current or former director, officer, consultant or employee, (ii) increase in any manner the compensation, bonus, or fringe or other benefits of, or pay any bonus to, any current or former officer, director or employee, other than (A) in the case of employees who are neither current nor former officers or directors, increases made in connection with normal periodic reviews and related compensation and benefit increases which are consistent with past practice generally of the Company and (B) severance or termination pay permitted under clause (iv), (iii) pay any benefit or amount not required under any Company Benefit Plan, except annual bonuses in the ordinary course of business consistent with past practice (which shall in no event exceed 15% of any employee's base salary in effect as of the date of this Agreement) and severance or termination pay permitted under clause (iv), (iv) increase in any manner the severance or termination pay of any current or former director, officer or employee; provided, however, that the Company may, upon receipt from an officer or employee of the Company or any Company Subsidiary of a general release of claims against the Company or any Company Subsidiary (A) pay to any officer or employee of the Company or any Company Subsidiary (other than those with employment, consulting, termination or severance Contracts with the Company), up to four weeks of compensation plus an additional week of compensation for each full year of service provided by such officer or employee to the Company or any Company Subsidiary (such compensation to be limited to base salary and to be based on compensation rates in effect as of the date hereof), (B) provide out-placement services (1) in an amount not to cost more than $6,500 to any employee of the Company or any Company Subsidiary who is at or above director level, (2) in an amount not to cost more than $5,000 to any employee of the Company or any Company Subsidiary who is below director level and who has a base annual salary in excess of $60,000, and (3) in the form of participation in a group out-placement program having a total cost not to exceed $3,000 to any employee of the Company or any Company Subsidiary who is below director level and who has a base annual salary equal to or less than $60,000, and (C) pay, in an amount not to exceed $83,000 in the aggregate, the cost of COBRA premiums for current officers or employees of the Company for a period of time, for each such officer or employee, not to exceed the duration of the benefits provided to such officer or employee in clause (iv)(A) above rounded up to the next whole month (by way of example, if an officer or employee is entitled to six weeks of benefits pursuant to clause (iv)(A) above, then the Company may pay the cost of COBRA premiums for such officer or employee for a period not to exceed two months), in each case as severance or termination to current directors, officers or employees whose engagement with the Company is terminated, (v) except as permitted by the preceding clauses (ii), (iii) and
(iv), grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Benefit Plan (including the grant of stock options, stock appreciation rights, performance units, restricted stock, "phantom" stock or other stock related awards), or remove any existing restrictions in any Company Benefit Plans or agreements or awards made thereunder, (vi) except as set forth in Section 5.1(h)(vi) of the Company Disclosure Letter, amend or modify any Company Option or Company Warrant, (vii) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, Contract or arrangement or Company Benefit Plan, except for payments permitted in the foregoing clauses (i) through (vi), or (viii) take any action to amend, waive or accelerate the vesting criteria or vesting requirements of the payment of any compensation or benefit under any Company Benefit Plan and, with respect to each of the foregoing clauses (i) through (viii) except (1) as may be required by contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement as disclosed in 3.11(a) of the Company Disclosure Letter, (2) as contemplated or permitted by this Agreement (including Section 2.5 and 5.1(b));

            (i) (i) pre - pay any long - term debt except in the ordinary course of business consistent with past practice other than pre-payment of loans outstanding from Transamerica Technology Finance Corporation in an aggregate principal amount of not more than $512,634 plus accrued interest, (ii) delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice, (iii) delay or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice or (iv) vary the Company's practice with respect to the purchase of supplies and raw materials in any material respect from the Company's past practices;

            (j) except as required by Law or any judgment by a court of competent jurisdiction, or as expressly permitted by Section 5.1 or Section 5.1(i), (i) pay, discharge or satisfy any material liabilities (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the Interim Financial Statements (or the notes thereto) (for amounts not in excess of such reserves) or incurred since the date of such Interim Financial Statements in the ordinary course of business consistent with past practice, or (ii) cancel, discharge or adversely modify the terms of any indebtedness owed to the Company or any Company Subsidiary or (iii) waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

            (k) waive any benefits of, agree to modify in any respect, fail to enforce, or consent to any matter with respect to which consent is required under, any (i) standstill or similar agreement containing provisions prohibiting a third party from purchasing the Equity Interests or voting securities of the Company or any Company Subsidiary or otherwise seeking to influence or exercise control over the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party or (ii) confidentiality or similar agreement to which the Company or any Company Subsidiary is a party;

            (l) make any change in accounting policies or procedures, other than as required by GAAP or by a Governmental Entity and as concurred to by the Company's independent public accountants;

            (m) make or change any material Tax election, settle or compromise any claim, notice, audit report or assessment in respect of Taxes, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended material Tax Return unless a copy of such Tax Return has been first delivered to Parent for its review and consent (which consent shall not be unreasonably withheld) at a reasonable time prior to filing, enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any material Tax, surrender any right to claim a material Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

            (n) write up, write down or write off the book value of any assets of the Company or any Company Subsidiary, except for depreciation and amortization, and write - downs and reserves required or permitted by GAAP consistently applied;

            (o) take any action to render inapplicable, or to exempt any third party from any state takeover Law or other state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares, in each case, other than the Merger;

            (p) enter into, modify, amend or terminate, or waive, release or assign any rights or claims under, any License, any Contract relating to Posurdex or any other material Contracts relating to the research, clinical trial, development, distribution, sale, supply, license, marketing, distribution, co - promotion or manufacturing of Pharmaceutical Products or the Owned Intellectual Property or Licensed Intellectual Property, other than pursuant to any such Contracts currently in place in accordance with their terms as of the date hereof;

            (q) enter into, modify, amend or terminate any Contract or waive, release or assign any rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would reasonably be expected to (i) result in a Company Material Adverse Effect; (ii) impair the ability of the Company to perform its obligations under this Agreement in any material respect; (iii) prevent or materially delay the consummation of the transactions contemplated by this Agreement; or (iv) limit or restrict the Surviving Corporation, any Affiliate of the Surviving Corporation or any of their successors and assigns from engaging or competing in any line of business or in any geographic area;

            (r) enter into any Contract which shall not terminate or be subject to termination for convenience, in each case, without cost, by the Company or any Company Subsidiary upon notice of 30 days or less;

            (s) enter into any Contract to the extent consummation of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement would reasonably be expected to (i) conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time, or both) under, such Contract, (ii) give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a material benefit under such Contract, or (iii) result in the creation of any Lien (other than Permitted Liens) in or upon any of the properties or other assets of the Company or any Company Subsidiary under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of, such Contract;

            (t) enter into any Contract containing any restriction on the ability of the Company or any Company Subsidiary to assign its rights, interests or obligations thereunder, unless such restriction expressly excludes any assignment to Parent or any Subsidiary of Parent in connection with or following the consummation of the Merger;

            (u) modify or amend, in any material respect, or terminate, or waive, release or assign any rights or claims under, or agree to any material change in, any Company Material Contract, except in connection with the transactions contemplated by this Agreement;

            (v) promote or terminate any employee or consultant, change the employment status or titles of any employee or consultant or hire any employee or consultant, other than on an at-will basis (subject to severance payments expressly permitted by Section 5.1(h)) or hire more than 15 additional employees;

            (w) enter into any material strategic alliance, affiliate agreement or joint marketing arrangement or agreement;

            (x) withdraw or otherwise use any funds held in the Convertible Notes Account, or terminate, close or cause to be terminated or closed the Convertible Notes Account;

            (y) take any action that is intended to or will result in any of the representations and warranties set forth in Article 3 to become untrue or any condition set forth in Article 7 not being satisfied; or

            (z) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

      5.2 Notification of Certain Matters. The Company shall confer (to the extent permitted by Law and any applicable confidentiality agreement) with Parent on material operational matters. In addition, each party shall (a) confer on a regular and frequent basis with the other, and (b) promptly advise the other, orally and in writing, if it becomes aware of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate,
(ii) the failure by it to comply with or satisfy in any respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement, or (iii) any change, event or circumstance that has had or could reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement or limit or otherwise affect the remedies available hereunder to the party receiving such notice. Each party agrees that, to the extent practicable, it will consult with the other party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the Merger and the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.

      5.3 Control of Other Party's Business. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Merger. Prior to the consummation of the Merger, the Company shall retain the right to exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

                                   ARTICLE 6
                              ADDITIONAL AGREEMENTS

      6.1   Shareholders' Meeting.

            (a) The Company shall, as soon as reasonably practicable following the date hereof, distribute the Soliciting Materials to the Shareholders and Noteholders. With respect to the Soliciting Materials submitted to the Shareholders, such Soliciting Materials shall, among other things, establish a record date for purposes of obtaining the Company Shareholder Approval and the Company Noteholders' Consent. With respect to the Soliciting Materials submitted to the Shareholders, such Soliciting Materials shall either (i) duly call, and give notice of, a meeting of the Shareholders (the "Company Shareholders' Meeting"), which Company Shareholders' Meeting shall be held no later than twenty-five (25) days after the first distribution of the Soliciting Materials to the Shareholders, for the purpose of obtaining the approval of the adoption this Agreement, the Merger and the other transactions contemplated hereby, and the Company shall use commercially reasonable efforts to hold the Company Shareholders' Meeting as soon as practicable after the date of this Agreement or
(ii) solicit the written consent of Shareholders (the "Company Shareholders' Consent") to obtain the approval of the adoption of this Agreement, the Merger and the other transactions contemplated hereby, which Soliciting Materials shall establish as the date for receipt of written consents a date no later than twenty-five (25) days after the first distribution of the Soliciting Materials to the Shareholders. As soon as reasonably practicable following the first distribution of the Soliciting Materials to the Noteholders and, in any event, prior to the date established for the Company Shareholders' Meeting or the date established for the receipt of the Company Shareholders' Consent, the Company shall solicit the written consent of Noteholders (the "Company Noteholder's Consent") to obtain the approval of the adoption of this Agreement, the Merger and the other transactions contemplated hereby. In connection with the Company Shareholders' Meeting or the Company Shareholders' Consent, as the case may be, the Company Noteholders' Consent and the transactions contemplated hereby, the Company will (i) use commercially reasonable efforts (including postponing or adjourning the Company Shareholders' Meeting, if applicable, to obtain a quorum) to obtain the Company Shareholder Approval and (ii) otherwise comply with the requirements of the Company Articles, Company Bylaws, Company Convertible Notes and all legal requirements applicable to the Company Shareholders' Meeting or the Company Shareholders' Consent, as the case may be, and the Company Noteholders' Consent. The materials relating to the submission of this Agreement to the Shareholders and Noteholders, and any proxy or consent in connection therewith, shall specify that adoption of this Agreement shall constitute approval by the Shareholders and Noteholders of: (i) the escrow and indemnification obligations set forth in
Section 2.2 and Article 8 hereof, the deposit of cash equal to the Indemnification Escrow Amount into the Indemnification Escrow Fund and the deposit of cash equal to the Expense Escrow Amount into the Expense Escrow Fund and (ii) the appointment of the Securityholders' Representative, under and as defined in this Agreement. Any materials to be submitted to the Shareholders and Noteholders in connection with the Merger and this Agreement (the "Soliciting Materials") shall be subject to review and approval by Parent (except that such approval shall not be required in the case of information that the Board of Directors of the Company, following receipt of the written advice of outside counsel to the Company (which advice has also been delivered to Parent), in good faith determines is required to be disclosed by applicable Law and that is, in fact, required to be disclosed by applicable Law, provided that such disclosure shall occur only after consultation with Parent regarding the form and content of such disclosure) and shall include information regarding the Company, the terms of the Merger and this Agreement and the recommendation of the Board of Directors of the Company in favor of the Merger and this Agreement. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Soliciting Materials any information with respect to Parent or its Affiliates, unless Parent shall have approved the form and content thereof prior to such inclusion. The Soliciting Materials shall disclose all material information necessary for the Shareholders and Noteholders to make an informed decision regarding their vote or written consent with respect to this Agreement and the Merger, and such information shall not, on the date it is first mailed to Shareholders and Noteholders, and at the time of the Company Shareholders' Meeting or the date of the Company Shareholders' Consent, as the case may be, and the date of the Company Noteholders' Consent, contain any statement which, in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Soliciting Materials not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the Company Shareholders' Meeting or the Company Shareholders' Consent, as the case may be, or the Company Noteholders' Consent which has become false or misleading.

            (b) The Company agrees that its obligations pursuant to Section 6.1(a) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any inquiry, request for information, proposal or offer that could reasonably be expected to lead to a Competing Transaction.

      6.2   Access to Information; Confidentiality.

            (a) The Company shall, and shall cause each Company Subsidiary and each of their respective directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, and agents and other representatives (collectively, "Representatives") to provide Parent and its Representatives with access (including for the purpose of coordinating integration activities and transition planning with the employees of the Company and any Company Subsidiary), at reasonable times and upon prior notice to the Company, to all of the Company's and the Company Subsidiaries' properties, books, Contracts, commitments, personnel and records, and the Company shall furnish promptly to Parent, subject to applicable Laws relating to the exchange of information, all other information concerning its and any Company Subsidiary's properties, books, Contracts, commitments, personnel and records as Parent may reasonably request. No investigation conducted pursuant to this Section 6.2(a) shall affect or be deemed to modify or limit any representation or warranty made in this Agreement.

            (b)   With respect to the information disclosed pursuant to this
Section 6.2, Parent shall comply with, and shall cause its and its Affiliates' Representatives to comply with, all of their respective obligations under the confidentiality provisions of that certain letter agreement, dated August 25, 2003, previously executed by the Company and Parent (the "Confidentiality Agreement"); provided, however, that notwithstanding anything to the contrary set forth herein or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound (including the Confidentiality Agreement), the parties acknowledge and agree that any obligations of confidentiality contained herein and therein shall not apply to the "tax treatment" and "tax structure," each as defined in Treasury Regulation
Section 1.6011 - 4, of the transactions contemplated by this Agreement upon the earlier to occur of (i) the date of any public announcement as to discussions relating to the transaction contemplated by this Agreement or as to such transactions, (ii) the date of the public announcement of the transactions contemplated by this Agreement or (iii) the date of the execution of this Agreement; provided further that (A) such disclosure may not be made to the extent nondisclosure is reasonably necessary to comply with securities Laws and
(B) each party hereto recognizes that the privilege each has to maintain, in its sole discretion, the confidentiality of a communication relating to the transactions contemplated by this Agreement, including a confidential communication with its attorney or a confidential communication with a federally authorized tax practitioner under Section 7525 of the Code, is not intended to be affected by the foregoing. The parties acknowledge and agree that, (i) the tax treatment and tax structure of any transaction does not include the name of any party to such transaction or any sensitive business information (including specific information about any party's intellectual property or other proprietary assets) unless such information may be related or relevant to the tax treatment or tax structure of such transaction and (ii) notwithstanding anything to the contrary herein, this Section 6.2(b) contains no restrictions on the ability of either party to consult with any (or multiple) legal or tax advisors for legal or tax advice (including legal or tax advisors not otherwise involved with the transaction) regarding the tax treatment or tax structure of a transaction or to disclose the tax treatment or tax structure of any transaction to federal and state taxing authorities.

      6.3   No Solicitation of Competing Transactions.

            (a) The Company agrees it shall not, and it shall cause the Company Subsidiaries and its and their respective Affiliates and Representatives not to, directly or indirectly: (i) solicit, initiate, encourage, take any action to facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any proposal or offer (including any proposal or offer to the Shareholders or Noteholders) that constitutes or may reasonably be expected to lead to, any Competing Transaction, (ii) furnish to any Person other than Parent or its Representatives any information with respect to any Competing Transaction, (iii) participate in or engage in discussions or negotiations with any Person with respect to any Competing Transaction, except to notify such Person as to the existence of these provisions, (iv) approve, endorse or recommend any Competing Transaction, or (v) enter into any letter of intent or similar document or any agreement, commitment or understanding contemplating or otherwise relating to any Competing Transaction or a transaction contemplated thereby. To the extent they have not previously done so, the Company shall and it shall cause the Company Subsidiaries and its and their respective Affiliates and Representatives to immediately cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. The Company shall and shall cause each Company Subsidiary to not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

            (b) Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in Section 6.3(a) by any Representative of the Company or any Company Subsidiary, whether or not such Person is purporting to act on behalf of the Company or any Company Subsidiary or otherwise, shall be a breach of this Section 6.3 by the Company.

            (c) As promptly as practicable, and in any event within twenty - four hours, after receipt of any inquiry, any request for information, or the making of any proposal or offer that could reasonably be expected to lead to any Competing Transaction, the Company shall provide Parent with oral and written notice of the material terms and conditions of such inquiry, request, proposal or offer and the identity of the Person or group making any such inquiry, request, proposal or offer, a copy of all written materials provided in connection with such inquiry, request, proposal or offer and a written summary of any such inquiry, request, proposal or offer, if it is not in writing. After receipt of the inquiry, request, proposal or offer, the Company shall continue to provide Parent prompt oral and written notice setting forth all such information as is reasonably necessary to keep Parent informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such inquiry, request, proposal or offer and shall promptly provide to Parent a copy of all written materials subsequently provided in connection with such inquiry, request, proposal or offer and a summary of all oral proposals, requests or inquiries.

      6.4   Appropriate Action; Consents; Filings.

            (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may necessary to obtain all necessary actions, consents, approvals or waivers from, or to avoid an action or proceeding by, any Governmental Entity and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the HSR Act and antitrust and competition Laws of any other applicable jurisdiction and (B) any other applicable Law and (iii) the obtaining of all necessary consents, approvals or waivers from third parties. Notwithstanding the foregoing, the Company shall not, without Parent's prior written consent, commit to any divestitures or licenses or agree to hold separate any assets or agree to any similar arrangements or commit to conduct its business in a specified manner (or allow any Company Subsidiary to commit to any divestitures or licenses or agree to hold separate any assets or agree to any similar arrangements) in order to obtain such actions, consents, approvals or waivers from, or to avoid an action or proceeding by, any Governmental Entity. Nothing in this Agreement shall be deemed to require Parent or any Parent Subsidiary to (with respect to Parent or any Parent Subsidiary or with respect to the Company or any Company Subsidiary) commit to any divestitures or licenses or agree to hold separate any assets or agree to any similar arrangements or commit to conduct its business in a specified manner.

            (b) In connection with and without limiting the foregoing, within five (5) Business Days after the date hereof, the Company and Parent shall duly file with the U.S. Federal Trade Commission and the Antitrust Division of the Department of Justice the notification and report form (the "HSR Filing") required under the HSR Act with respect to the transactions contemplated by this Agreement. The HSR Filing shall be in substantial compliance with the requirements of the HSR Act. Each party shall cooperate with the other party to the extent necessary to assist the other party in the preparation of its HSR Filing, to request early termination of the waiting period required by the HSR Act and, if requested, to promptly amend or furnish additional information thereunder.

            (c)   The Company and the Board of Directors of the Company shall
(i) take all commercially reasonable action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, take all commercially reasonable action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement.

            (d) Without limiting the foregoing, Parent and the Company shall each use commercially reasonable efforts to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, on or before the Outside Date, including defending through litigation on the merits any claim asserted in any court by any person; and

            (e) The Company shall give (or shall cause its Subsidiaries to give), and Parent shall use commercially reasonable efforts to cooperate with the Company in providing, notices to third parties, and the Company and its Subsidiaries shall use their commercially reasonable efforts to obtain, and Parent shall use its commercially reasonable efforts to cooperate with the Company to obtain, third party consents, (i) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, (ii) required to be disclosed in the Company Disclosure Letter or (iii) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time or a Parent Material Adverse Effect from occurring after the Effective Time. In the event that the Company shall fail to obtain any third party consent described in the first sentence of this Section 6.4(e), the Company shall use commercially reasonable efforts, and shall take any such actions reasonably requested by

Parent, to minimize any adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

            (f) From the date of this Agreement until the Effective Time, the Company shall promptly notify Parent in writing of any pending or, to the knowledge of the Company, threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking damages in connection with the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Parent or any of its Subsidiaries to own or operate all or any portion of the businesses or assets of the Company or any Company Subsidiary, and shall, subject to fiduciary duties, defend of any such action or other legal proceedings, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed.

      6.5 Public Announcements. Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review and make reasonable comment upon, any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable Law or any listing agreement with the New York Stock Exchange, will not issue any such press release or make any such public statement prior to such consultation and the consent of the other party, not to be unreasonably withheld or delayed; provided, however, that Parent may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by Parent and the Company.

      6.6   Employee Benefit Matters.

            (a) As soon as practicable after the Effective Time (the "Benefits Date"), Parent shall provide, or cause to be provided, employee benefit plans, programs and arrangements to employees of the Company that are the same as those made generally available to similarly situated employees of Parent who are hired by Parent after June 30, 2003. From the Effective Time to the Benefits Date (which the parties acknowledge may occur on different dates with respect to different plans, programs or arrangements of the Company) (the "Continuation Period"), Parent shall provide, or cause to be provided, the employee benefit plans, programs and arrangements of the Company that are provided to employees of the Company as of the date hereof. Notwithstanding the foregoing, Parent shall enroll, or cause to be enrolled, employees of the Company who are employed by Parent or any of its Subsidiaries in Parent's 401(k) Plan, which enrollment shall be effective as of the Effective Time.

            (b) With respect to each benefit plan, program, practice, policy or arrangement maintained by Parent (the "Parent Plans") in which employees of the Company subsequently participate, for purposes of determining vesting and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits), service with the Company (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Parent; provided, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent that such service was not recognized under the applicable Company Benefit Plan. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre - existing condition limitations. Each Parent Plan shall waive pre - existing condition limitations to the same extent waived under the applicable Company Benefit Plan. Company employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, co - payments and out - of - pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan for the plan year in which the Effective Time occurs.

            (c) The Company shall terminate any and all 401(k) plans of the Company, effective not later than the day immediately preceding the Effective Time. The Company shall provide Parent with evidence that such 401(k) plan(s) have been terminated pursuant to resolution of the Company's Board of Directors (the form and substance of which shall be subject to review and approval by Parent) not later than the day immediately preceding the Effective Time.

            (d)   The Company shall take all commercially reasonable efforts to
(i) obtain from each "disqualified individual" (as defined in Treasury Regulation 1.280G) with respect to the Company an agreement, in form and substance reasonably satisfactory to Parent, to waive that portion of any parachute payments payable to such individual that may be subject to excise taxes imposed under Section 4999 of the Code, provided that such waiver shall be effective only if the required vote of Shareholders contemplated by clause (ii) below is not obtained, and (ii) obtain approval by more than 75 percent of the voting power of all outstanding stock of the Company in compliance with the requirements of Section 280G(b)(5)(B) of the Code of any payment of the amounts waived pursuant to clause (i). In the absence of such Shareholder approval, where Shareholder approval is sought, none of such payments and/or benefits shall be paid to the extent waived by the applicable disqualified individual.

            (e) No provision of this Agreement shall create any third - party beneficiary rights in any employee of the Company, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any employee of the Company by Parent or the Surviving Corporation or under any benefit plan which Parent or the Surviving Corporation may maintain.

      6.7 Fees and Expenses. Except as otherwise provided herein with respect to expenses of the Company and the Company Subsidiaries in excess of the Transaction Fee Cap (which shall be an obligation of the Securityholders), whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expense; provided, however, that Parent and the Company shall each be responsible for one - half of all filing fees required to be paid in connection with the Merger pursuant to the HSR Act.

      6.8   Tax Matters.

            (a) Tax Periods Ending on or before the Closing Date. Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and the Company Subsidiaries for all periods ending on or prior to the Closing Date which are filed after the Closing Date on a basis consistent with past practice, unless otherwise required by Law. Parent shall permit the Securityholders' Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Securityholders' Representative. Taxes for Tax periods or portions thereof ending on or before the Closing Date shall be determined without regard to any items of deduction, loss or credit of the Company attributable to the effectuation of the Merger, to the extent paid directly or indirectly by Parent.

            (b) Tax Periods Beginning Before and Ending After the Closing Date. Parent shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company and the Company Subsidiaries for Tax periods which begin before the Closing Date and end after the Closing Date on a basis consistent with past practice except (i) as otherwise required by Law or (ii) as otherwise would result in a reduced amount of Tax. Taxes for Tax periods or portions thereof ending on or before the Closing Date shall be determined without regard to any items of deduction, loss or credit of the Company attributable to the effectuation of the Merger, to the extent paid directly or indirectly by Parent. Except as provided in the preceding sentence, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the portion of such Tax period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would by payable if the relevant Tax period ended on the Closing Date.

            (c) Cooperation on Tax Matters. Parent, the Company, the Company Subsidiaries, the Securityholders' Representative and the Securityholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent, the Company, the Company Subsidiaries, the Securityholders' Representative and the Securityholders agree (A) to retain all books and records with respect to Tax matters pertinent to each of the Company and the Company Subsidiaries relating to any Taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent, any extensions thereof) of the respective Taxable periods, and to abide by all record retention agreements entered into with any Taxing authority, (B) to deliver or make available to Parent, within sixty (60) days after the Closing Date, copies of all such books and records, and (C) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Parent, the Company, the Company Subsidiaries, the Securityholders' Representative and the Securityholders, as the case may be, shall allow the other party to take possession of such books and records at such other party's expense. Parent and the Securityholders' Representative further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, with respect to the transactions contemplated hereby).

            (d) Contest Provisions. If, subsequent to the Closing, any of Parent, the Company or the Company Subsidiaries receives notice of a Tax Contest with respect to any Tax Return for a Pre-Closing Tax Period (a "Pre-Closing Return"), then within fifteen (15) days after receipt of such notice, Parent shall notify the Securityholders' Representative of such notice. The Securityholders' Representative shall have the right to control the conduct and resolution of such Tax Contest, provided, however, that if any of the issues raised in such Tax Contest could have an impact on Taxes of the Company for a Tax period or portion thereof beginning on or after the Closing Date (a "Post-Closing Tax Period"), then the Securityholders' Representative shall afford Parent the opportunity to control jointly the conduct and resolution of the portion of such Tax Contest which could have an impact on Taxes of the Company in any Post-Closing Tax Period; provided, further, that if the Company Indemnifying Parties are not reasonably expected to fully indemnify Parent Indemnified Parties pursuant to this Agreement for any Damages arising from such Tax Contest, then the Securityholders' Representative shall afford Parent the opportunity to control jointly the conduct and resolution of such Tax Contest. If the Securityholders' Representative shall have the right to control the conduct and resolution of such Tax Contest but elect in writing not to do so, then Parent shall have the right to control the conduct and resolution of such Tax Contest, provided that Parent shall keep the Securityholders' Representative informed of all developments on a timely basis and Parent shall not resolve such Tax Contest in a manner that could reasonably be expected to have an adverse impact on the Company Indemnifying Parties' indemnification obligations under this Agreement without the Securityholders' Representative written consent, which shall not be unreasonably withheld. Each party shall bear its own costs for participating in such Tax Contest.

            (e) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, "Transfer Taxes") shall be paid by the Securityholders when due, and the Securityholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable law, Parent will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation. The Securityholders shall (i) provide Parent with evidence satisfactory to Parent that such Transfer Taxes have been paid by the Securityholders and (ii) use their commercially reasonable efforts to provide Parent at Closing with a clearance certificate or similar document(s) which may be required by any state taxing authority to relieve Parent of any obligation to withhold any portion of the payments to the Securityholders pursuant to this Agreement.

            (f) Characterization of Payments. Any payments made to any Company Indemnified Party or any Parent Indemnified Party pursuant to Section 8.2 shall constitute an adjustment of the consideration paid for the Company Common Stock, Company Preferred Stock, Company Options or Company Warrants, as applicable, for Tax purposes and shall be treated as such by the Company Indemnified Parties or the Parent Indemnified Parties on their Tax Returns to the extent permitted by law.

            (g) Carrybacks. The parties agree and acknowledge that (i) any net operating losses or similar Tax attribute of the Company and the Company Subsidiaries is an asset of the Company and the Company Subsidiaries that (subject to any applicable limitations imposed by Law) is being acquired by Parent pursuant to the Merger and (ii) for periods ending after the Closing Date, the Company and the Company Subsidiaries shall not elect to carryback any such Tax attributes to Tax periods of the Company and the Company Subsidiaries ending on or prior to the Closing Date or otherwise act so as to limit the ability of Parent to use such attributes subsequent to the Merger.

            (h) Forms W-9. Prior to a Securityholder's receipt of payment of the amounts to which such holder has a right to receive pursuant to the provisions of Article 2, each such holder shall have delivered to the Exchange Agent a properly completed and duly executed IRS Form W-9 or IRS Form W-8BEN (or suitable substitute form) establishing an exemption from backup withholding.

      6.9 Indemnification. For a period of six years from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to (i) indemnify and hold harmless each present and former director and officer of the Company and each present and former director and officer of each Company Subsidiary (the "D&O Indemnified Parties"), against any losses incurred or suffered by any of the D&O Indemnified Parties in connection with any liabilities or any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, to the fullest extent that the Company, the Company Articles, the Company Bylaws, other organizational documents of any Company Subsidiary, or any agreement providing for such indemnification, in each case, as in effect on the date hereof, indemnify such D&O Indemnified Party and (ii) advance expenses as incurred by any D&O Indemnified Party in connection with any matters for which such D&O Indemnified Party is entitled to indemnification from Parent and the Surviving Corporation pursuant to this Section 6.9 to the fullest extent permitted under applicable Law and under the Company Articles, the Company Bylaws, other organizational documents of any Company Subsidiary, or any agreement providing for such indemnification, in each case, as in effect on the date hereof; provided, however, that the D&O Indemnified Party to whom expenses are advanced shall first provide an undertaking to repay such advances if it is ultimately determined that such D&O Indemnified Party is not entitled to indemnification under applicable Law, the Company Articles, any Company Bylaws, other organizational documents of the Company Subsidiary, any agreement providing for such indemnification, or pursuant to this Section 6.9. Any amount paid to indemnify directors and officers of the Company for any liability relating to the approval of this Agreement or the Merger shall in no event constitute Damages for purposes of Article 8.

      6.10 No Drag Along. Prior to the Effective Time, the Company shall not exercise its rights pursuant to Section 6 of that certain Co-Sale, First Refusal and Transaction Voting Agreement dated as of August 20, 2002 by and among the Company and the investors and shareholders listed therein, other than in connection with the approval of the Merger and matters in furtherance thereof.

                                   ARTICLE 7
                               CLOSING CONDITIONS

      7.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

            (a) Shareholder Approval. The Company Shareholder Approval shall have been obtained, including approval of the appointment of the Securityholders' Representative, the deposit of the Indemnification Escrow Amount into the Indemnification Escrow Fund and the deposit of the Expenses Escrow Amount into the Expenses Escrow Fund.

            (b) No Order. No Governmental Entity, nor any federal or state court of competent jurisdiction or arbitrator, shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or finding or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement.

            (c) HSR Act. All applicable waiting periods, together with any extensions thereof, under the HSR Act and the antitrust or competition Laws of any other applicable jurisdiction shall have expired or been terminated.

      7.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the satisfaction at or prior to the Effective Time of the following conditions:

            (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" set forth therein) at and as of the date hereof and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" set forth therein) would not, individually or in the aggregate, result in a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to that effect.

            (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to that effect.

            (c) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

            (d) Governmental Proceedings. No action or claim shall be pending before any court or quasi - judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would reasonably be expected to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) materially adversely affect or limit the rights or powers of Parent to own, operate or control the Company or (iv) otherwise have a Company Material Adverse Effect or Parent Material Adverse Effect, and no such injunction, judgment, order, decree, ruling or charge shall be in effect.

            (e) Notices and Consents. The Company or Parent shall have received, each in form reasonably satisfactory to Parent, all consents, approvals and authorizations of any Governmental Entity required to consummate the Merger, in each case, without (i) the imposition of material conditions, or
(ii) the requirement of expenditure of a material amount money by Parent or the Company to a third party in exchange for any such consent or approval.

            (f) Company Counsel Opinion. Parent shall have received the opinion of Fenwick & West LLP, counsel to the Company, or another counsel reasonably satisfactory to Parent, substantially in the form attached hereto as Exhibit C;

            (g) Agreement of Merger. The Company shall have executed and delivered to Parent a counterpart of the Agreement of Merger to be filed with the Secretary of State of the State of California.

            (h) Indemnification Escrow Agreement. The Securityholders' Representative shall have executed and delivered to Parent a counterpart of an escrow agreement in substantially the form attached hereto as Exhibit D (the "Indemnification Escrow Agreement"), which Indemnification Escrow Agreement shall have been duly executed by the Escrow Agent.

            (i) Expenses Escrow Agreement. The Securityholders' Representative shall have executed and delivered to Parent a counterpart of an escrow agreement in substantially the form attached hereto as Exhibit E (the "Expenses Escrow Agreement"), which Expenses Escrow Agreement shall have been duly executed by the Escrow Agent.

            (j) Resignation of Directors and Officers. Parent shall have received a written resignation, effective at or prior to the Effective Time from each of the officers and directors of the Company and its Subsidiaries in their capacities as such or, if such officer or director shall have been removed from such position, valid written evidence, that is reasonably


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
satisfactory to Parent, of the removal of such officer or director in their capacity as such effective at or prior to the Effective Time.

            (k) Letter Agreement. The Company shall have taken the actions required to be taken by it pursuant to that certain letter agreement between the Company and Parent of even date herewith.

            (l) Company Fees. One business day prior to the Closing, Parent shall have received a certificate, in form and substance satisfactory to Parent and executed by the Secretary or Assistant Secretary of the Company, setting forth and certifying the expenses of all accountants, brokers, financial advisors (including the Company Financial Advisor) and legal counsel (including Fenwick & West LLP) retained by the Company in connection with this Agreement or the transactions contemplated hereby (such amounts, the "Company Merger Expenses"), in each case, as of such date, which certificate shall also be accompanied by such supporting information and calculations as are necessary for or requested by Parent to verify and determine the Company Merger Expenses as of such date and a covenant by the Company that the Company shall have paid all Company Merger Expenses so certified at or prior to the Effective Time. Upon consummation of the Merger, all Company Merger Expenses in excess of the Transaction Fee Cap ("Excess Expenses") shall be deemed expenses of the Securityholders.

            (m) Certificate of Secretary of Company. Parent shall have received a certificate, validly executed by the Secretary or Assistant Secretary of the Company, certifying on behalf of the Company (a) as to the terms and effectiveness of the Company Articles and the Company Bylaws, (b) as to the valid adoption of resolutions of the Board of Directors of the Company (whereby the Merger and the transactions contemplated hereunder were approved by such Board of Directors) and (c) that the condition set forth in Section 7.1(a) has been satisfied.

            (n) Certificate of Good Standing. Parent shall have received a long - form certificate of good standing with respect to the Company from the Secretary of State of the State of California that is dated within 48 hours prior to the Effective Time. Each Company Subsidiary shall have received and delivered to Parent similar certifications from each jurisdiction where it is qualified to do business.

            (o) FIRPTA Certificate. The Company shall have delivered to Parent a form of notice to the IRS in accordance with the requirements of Treasury Regulation Section 1.897-2(h) and in the form attached hereto as Exhibit F, along with written authorization for Parent to deliver such notice form to the IRS on behalf of the Company upon the Closing.

            (p) Conversion of Company Convertible Notes. All of the outstanding Company Convertible Notes shall have been converted into Series B - 1 Preferred Stock.

            (q) 401(k) Plans. Parent shall have received, in substance and form reasonably satisfactory to Parent, evidence that any Company Benefit Plan that is a 401(k) plan has been terminated effective prior to the Effective Time pursuant to Section 6.6(c).

            (r) Updated Equity Interest Ownership Schedule. Parent shall have received an updated Section 3.4(d) of the Company Disclosure Letter reflecting the information


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
therein as of the close of business on the second Business Day prior to the Closing Date, certified by an executive officer of the Company on behalf of the Company as being true and correct (which Section shall be deemed amended by such update for purposes of this Agreement).

      7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated herein is also subject to the satisfaction at or prior to the Effective Time of the following conditions:

            (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any limitation as to "materiality" or "Parent Material Adverse Effect" set forth therein) at and as of the date hereof and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to "materiality" or "Parent Material Adverse Effect" set forth therein) would not, individually or in the aggregate, result in a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to that effect.

            (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to that effect.

            (c) Agreement of Merger. Merger Sub shall have executed and delivered to the Company a counterpart of the Agreement of Merger to be filed with the Secretary of State of the State of California.

            (d) Indemnification Escrow Agreement. Parent shall have executed and delivered to the Securityholders' Representative a counterpart of the Indemnification Escrow Agreement, which Indemnification Escrow Agreement shall have been duly executed by the Escrow Agent.

            (e) Expenses Escrow Agreement. Parent shall have executed and delivered to the Securityholders' Representative a counterpart of the Expenses Escrow Agreement, which Expenses Escrow Agreement shall have been duly executed by the Escrow Agent.

            (f) Certificate of Secretary of Parent and Merger Sub. The Company shall have received a certificate, validly executed by the Secretary or Assistant Secretary of Parent, certifying on behalf of Parent (i) as to the terms and effectiveness of Parent's Certificate of Incorporation and Parent's Bylaws and (ii) as to the valid adoption of resolutions of the Board of Directors of Parent (whereby the Merger and the transactions contemplated hereunder were approved by such Board of Directors). The Company shall have received a certificate, validly executed by the Secretary of Merger Sub, certifying on behalf of Merger Sub (i) as to the terms and effectiveness of Merger Sub's Articles of Incorporation and Merger Sub's Bylaws and (ii) as


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
to the valid adoption of resolutions of the Board of Directors of Merger Sub (whereby the Merger and the transactions contemplated hereunder were approved by such Board of Directors).

                                   ARTICLE 8
                            SURVIVAL; INDEMNIFICATION

      8.1   Survival of Representations, Warranties, Covenants and Agreements.

            (a) Each party shall be entitled to rely upon the representations and warranties contained in this Agreement and other documents delivered in connection with the transactions contemplated hereby without regard to such party's investigation, lack of investigation, knowledge, lack of knowledge (except as expressly provided in Section 3.22) or otherwise and, except as set forth in Section 8.1(b) of this Agreement, the representations, warranties, covenants and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Affiliate of such party or any of their Representatives, whether prior to or after the execution of this Agreement.

            (b) The representations and warranties made by the Company, Parent and Merger Sub in this Agreement, or in any exhibit, schedule or certificate (including the Company Disclosure Letter) delivered by the Company or Parent pursuant hereto, shall survive the Closing until (and claims based upon or arising out of such representations and warranties may be asserted at any time before) March 31, 2005; provided, however, that the representations and warranties contained in Sections 3.11 and 3.18 (or Sections 3.11 and 3.18 of the Company Disclosure Letter) shall survive until March 31, 2007 and; provided, further, the representations and warranties contained in Sections 3.4 and 3.5 (or in Sections 3.4 and 3.5 of the Company Disclosure Letter as updated pursuant to Section 7.2(r)) shall survive until ninety (90) calendar days after the expiration of the applicable period of limitations (giving effect to any waivers or extensions thereof). The termination of the representations and warranties provided herein shall not affect Parent or the Company in respect of any claim made in reasonable detail in a writing received by the Securityholders' Representative or Parent, respectively, prior to the expiration of the applicable survival period provided herein. The covenants and agreements of the parties hereto in this Agreement shall survive the Closing without any contractual limitation on the period of survival (other than those covenants and agreements, if any, that are expressly required to remain in full force and effect for a specified period time).

      8.2   Indemnification.

            (a) By Securityholders. The Securityholders (in such capacity, each a "Company Indemnifying Party" and collectively, the "Company Indemnifying Parties") shall severally (in proportion to their respective Pro Rata Portion), and not jointly, indemnify, save and hold harmless Parent, Merger Sub and their Affiliates and respective Representatives, and each of their successors and permitted assigns (each, a "Parent Indemnified Party" and collectively, the "Parent Indemnified Parties") from and against any and all costs, losses (including lost profits), demands, claims, debts, actions, assessments, judgments, settlements, sanctions, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, known or unknown, due or to become due or otherwise), monetary damages, fines,


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
Taxes, fees, penalties, interest obligations, deficiencies and expenses (including amounts paid in settlement, interest, court costs, costs of investigation, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation or preparation for litigation as incurred) (herein, "Damages"), to the extent incurred in connection with, arising out of or resulting from:

                  (i) any breach of any representation or warranty or the inaccuracy of any representation or warranty, made by the Company in this Agreement or any exhibit, schedule, certificate (including the Company Disclosure Letter) or agreement delivered by the Company pursuant hereto;

                  (ii) any breach of any covenant or agreement made, or to be performed, by the Company in this Agreement or any exhibit, schedule, certificate (including the Company Disclosure Letter) or agreement delivered by the Company pursuant hereto;

                  (iii) any lawsuit or claim brought against the Company or any Company Subsidiary or any officer, director or employee (at or above the director level) of the Company or a Company Subsidiary with respect to the willful misconduct or gross negligence by any such officer, director or employee (at or above the director level) of the Company or Company Subsidiary prior to the Effective Time; provided, however, that, any amount paid to indemnify directors and officers of the Company for any liability relating to the approval of this Agreement or the Merger shall in no event constitute Damages for purposes of this Article 8;

                  (iv) Excess Payments (including any Damages suffered through and after the applicable survival period);

                  (v) Excess Expenses, to the extent the same did not result in a reduction of the Total Merger Consideration; and

                  (vi) a failure to comply with Pharmaceutical Laws in the testing, clinical trials, manufacturing, storage, packaging, sale or distribution of Surodex or Suroquin.

            (b) By Parent and Surviving Corporation. Parent and the Surviving Corporation (in such capacity, each a "Parent Indemnifying Party" and collectively, the "Parent Indemnifying Parties") shall, jointly and severally, indemnify, save and hold harmless the Securityholders and each of their successors and permitted assigns, (each, a "Company Indemnified Party" and collectively, the "Company Indemnified Parties") from and against any and all Damages, to the extent incurred in connection with, arising out of, resulting from or incident to:

                  (i) any breach of any representation or warranty or the inaccuracy of any representation or warranty, made by Parent or Merger Sub in


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
      this Agreement or any exhibit, schedule, certificate or agreement delivered by Parent or Merger Sub pursuant hereto; and

                  (ii) any breach of any covenant or agreement made, or to be performed, by Parent or Merger Sub in this Agreement or any exhibit, schedule, certificate or agreement delivered by Parent or Merger Sub pursuant hereto.

            (c)   Limitations.

                  (i) Threshold. Notwithstanding anything to the contrary contained herein, in seeking indemnification for Damages under this
      Article 8, no Indemnified Party will make a claim for Damages unless and until such Damages aggregate at least Five Hundred Thousand Dollars ($500,000) (the "Threshold"), in which event such Indemnified Party shall be entitled to recover the full amount of such Damages, including Damages comprising the Threshold; provided, however, that such Threshold will not apply to any claim for indemnification made by any Indemnified Party that results from: (A) fraud or willful breach hereof, (B) the Company's breach of the representations or warranties set forth in Section 3.4, 3.5, 3.11 and 3.18, (C) Excess Payments and (D) Excess Expenses, to the extent the same did not result in a reduction of the Total Merger Consideration.

                  (ii) Cap. No payment by Indemnifying Parties shall be payable to Indemnified Parties to the extent the aggregated claims for Damages of such Indemnified Parties exceeds (A) in the case of claims against the Parent Indemnifying Parties, an amount equal to Thirty Million Dollars ($30,000,000) and (B) in the case of claims against the Company Indemnifying Parties, the funds held in the Indemnification Escrow Fund pursuant to the Indemnification Escrow Agreement. The limitations of the indemnity obligations of the Indemnifying Parties set forth in this
      Section 8.2(c)(ii) shall not apply to any claim for indemnification made by any Indemnified Party that results from: (X) fraud or willful breach hereof or (Y) the Company's breach of the representations or warranties set forth in Section 3.4 or Section 3.5.

                  (iii) Other Limitations. For the avoidance of doubt and notwithstanding any other provision of this Agreement:

                        (A) Subject to Section 8.2(c)(iii)(C), (1) the Parent Indemnified Parties shall have no recourse against any Company Indemnifying Parties pursuant to this Agreement or any exhibit, schedule, certificate (including the Company Disclosure Letter) or agreement delivered by the Company pursuant to this Agreement, for any breach of any representation, warranty or covenant set forth in this Agreement or in any exhibit, schedule, certificate (including the Company Disclosure Letter) or agreement delivered by the Company pursuant to this Agreement, or for any other obligation to indemnify pursuant to Section 8.2(a), other than the amounts in the Indemnnification Escrow Fund,


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
            except with respect to a breach of the representations or warranties set forth in Section 3.4 or Section 3.5, (2) in no event shall any Company Indemnifying Party be liable to the Parent Indemnified Parties for an aggregate amount in excess of such Company Indemnifying Party's Pro Rata Portion of the Total Merger Consideration, and (3) in no event shall any Company Indemnifying Party be liable to the Parent Indemnified Parties with respect to any claim for Damages for an amount in excess of such Company Indemnifying Party's Pro Rata Portion of the amount that the Parent Indemnified Parties are entitled to receive with respect to such claim.

                        (B)   Subject to Section 8.2(c)(iii)(C), this Section
            8.2 shall be the sole remedy of the Parent Indemnified Parties and the Company Indemnified Parties after the Effective Time for any breach of any representation, warranty or covenant set forth in this Agreement or in any exhibit, schedule, certificate (including the Company Disclosure Letter) or agreement delivered by the Company, Parent or Merger Sub, as applicable, pursuant to this Agreement.

                        (C) Notwithstanding any provision in this Agreement to the contrary, no Person shall be deemed to have waived any rights, claims, causes of action or remedies arising from fraud, intentional misrepresentation, active concealment or willful breach hereof against a Person committing such fraud, intentional misrepresentation or active concealment or willfully taking actions to cause a breach hereof; provided that no Company Indemnifying Party shall have any liability in excess of its Pro Rata Portion of the Total Merger Consideration with respect to the fraud, intentional misrepresentation or active concealment or willful taking of actions to cause a breach hereof of any other Person; provided, further, that nothing in this Agreement shall limit the liability of a Company Indemnifying Party for such Company Indemnifying Party's fraud, intentional misrepresentation or active concealment or willful taking of actions to cause a breach hereof.

                        (D)   The amount of any Damages for which
            indemnification is provided under this Article 8 shall be calculated net of (A) any accrual, reserves or provisions reflected in the Interim Balance Sheet that related to the nature of the claim from which such Damages arose and (B) insurance benefits.

            (d) Damage Payments. Each of the Company Indemnifying Parties and the Securityholders' Representative hereby agrees that if, following the Closing, any payment is made pursuant to this Article 8 by such Company Indemnifying Party in respect of any Damages (a "Damage Payment"), such Company Indemnifying Party shall have no rights against the Surviving Corporation, or any current or former director, officer or employee thereof (in their capacity as such), whether by reason of contribution, indemnification, subrogation or otherwise, in respect of any such Damage Payment, and shall not take any action against the

Surviving Corporation or any such Person with respect thereto. Any rights with respect to Damage Payments which any of the Company Indemnifying Parties or the Securityholders' Representative may, by operation or law or otherwise, have against the Surviving Corporation or any such Person shall, effective at the time of the Closing, be deemed to be hereby expressly and knowingly waived.

            (e)   Interpretation.

                  (i) The term "Damages" as used in this Section 8.2 is not limited to matters asserted by third parties against an Indemnified Party, but includes Damages incurred or sustained by the Indemnified Party in the absence of third party claims.

                  (ii) For purposes of this Section 8.2, once it has been determined that a representation, warranty, covenant or agreement of Parent, Merger Sub or the Company contained in this Agreement or any exhibit, schedule, certificate (including the Company Disclosure Letter) or agreement delivered by such party pursuant hereto has been breached and such breach gives rise to a claim for Damages, such representation, warranty, covenant or agreement shall be deemed not to be qualified by any threshold amount, limitation as to materiality or to whether or not any such breach results or may result in a Company Material Adverse Effect or Parent Material Adverse Effect for purposes of determining the Damages incurred or suffered arising out of any such breach and no deduction from such Damages shall be taken on account of any threshold amount, materiality, Company Material Adverse Effect or Parent Material Adverse Effect qualification contained in any representation, warranty, covenant or agreement giving rise to the claim for indemnification hereunder.

      8.3 Procedure for Claims between Parties. Except as provided in Section 6.8(d) with respect to Tax Contests:

            (a) If a claim for Damages is to be made by a Parent Indemnified Party entitled to indemnification hereunder, Parent shall be the only party entitled to give Notice to the Securityholders' Representative and shall give such Notice to the Securityholders' Representative and, during the Indemnification Escrow Period, the Escrow Agent as soon as reasonably practicable after Parent becomes aware that a fact, condition or event has occurred or exists which may give rise to Damages for which indemnification by a Parent Indemnified Party may be sought under this Article 8 (a "Notice"). If a claim for Damages is to be made by a Company Indemnified Party entitled to indemnification hereunder, the Securityholders' Representative shall be the only party entitled to give Notice to Parent, and shall give such Notice to Parent as soon as reasonably practicable after the Securityholders' Representative becomes aware that a fact, condition or event has occurred or exists which may give rise to Damages for which indemnification by a Company Indemnified Party may be sought under this Article 8. In each case, the Notice shall (i) describe in reasonable detail the facts and circumstances known to the Indemnified Party that gave rise to such indemnification claim, and the amount or, if the amount cannot then be reasonably determined, good faith estimate of the amount arising therefrom and (ii) provide for a demand of payment of the amount or, if the

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
amount cannot then be reasonably determined, a good faith estimate of the amount arising from such claim for Damages. Any delay in submitting a Notice to the Securityholders' Representative or Parent, as applicable, shall not relieve any Indemnifying Party of any liability hereunder, except to the extent that the Indemnifying Party was prejudiced by such delay; provided that Parent and the Securityholders' Representative shall only be entitled to submit a Notice with respect to a breach, or alleged breach, of a representation or warranty contained in this Agreement or any exhibit, schedule, certificate (including the Company Disclosure Letter) or agreement delivered by the Company or by Parent or Merger Sub, respectively, pursuant hereto on or before the expiration of the applicable survival period with respect to such representation and warranty provided in Section 8.1(b).

            (b) If the Securityholders' Representative does not object in writing within the twenty (20) calendar day period after delivery by Parent of the Notice, such failure to so object shall be an irrevocable acknowledgment by the Securityholders' Representative on behalf of the Company Indemnifying Parties that the Parent Indemnified Parties identified in the Notice are entitled to the full amount of the claim for Damages set forth in such Notice. If Parent does not object in writing within the twenty (20) calendar day period after delivery by the Securityholders' Representative of the Notice, such failure to so object shall be an irrevocable acknowledgement by Parent that the Company Indemnified Parties identified in the Notice are entitled to the full amount of the claim for Damages set forth in such Notice.

            (c) For a period of twenty (20) calendar days after receipt of a Notice from Parent, the Escrow Agent shall make no delivery to the Parent Indemnified Parties identified in the Notice of any Indemnification Escrow Amount (other than the amount of any Damages agreed to by the Securityholders' Representative as provided below) unless the Escrow Agent shall have received written authorization from the Securityholders' Representative to make such delivery. After the expiration of such twenty (20) calendar day period, the Escrow Agent shall make delivery of cash from the Indemnification Escrow Fund equal to the amount of Damages claimed in the Notice; provided that no such payment may be made if the Securityholders' Representative shall object in a written statement to the claim made in the Notice (an "Objection Notice"), and such Objection Notice shall have been delivered to the Escrow Agent prior to the expiration of such twenty (20) calendar day period. The Securityholders' Representative shall, however, authorize the Escrow Agent to deliver cash from the Indemnification Escrow Fund equal to the amount of Damages claimed in any Notice to the extent the Securityholders' Representative does not dispute the amount of such Damages. After receipt of a Notice from the Securityholders' Representative, Parent shall deliver cash equal to the amount of Damages claimed in any Notice to the extent Parent does not dispute the amount of such Damages. After the expiration of twenty (20) calendar days after receipt of a Notice from the Securityholders' Representative, Parent shall make delivery of cash equal to the amount of Damages claimed in the Notice; provided that no such payment shall be made if Parent shall object in a written statement to the claim made in the Notice (a "Parent Objection Notice"), and such Parent Objection Notice shall have been delivered to the Securityholders' Representative prior to the expiration of such twenty (20) calendar day period.

            (d) If Parent shall deliver a Notice within the applicable time period set forth in Section 8.1(b) in respect of a claim arising out of or resulting from fraud, willful breach hereof or the Company's breach of the representations or warranties set forth in Section

3.4 or Section 3.5 and the amount remaining in the Indemnification Escrow Fund is insufficient to reimburse the Parent Indemnified Parties for Damages arising out of or resulting therefrom, the Company Indemnifying Parties shall promptly pay, subject to Section 8.2(c)(ii), Section 8.2(c)(iii), Section 8.3(c) and
Section 8.5, any amount set forth in such Notice.

      8.4   Defense of Third Party Claims.

      Except as otherwise provided in Section 6.8(d) with respect to Tax
Contests:

            (a) If any lawsuit or enforcement action is filed against an Indemnified Party by any third party (each a "Third Party Claim") for which indemnification under this Article 8 may be sought, written notice ("Third Party Notice") thereof shall be given by the Securityholders' Representative to Parent or by Parent to the Securityholders' Representative, as applicable, as promptly as practicable, but in any event within thirty (30) calendar days of service. The Notice shall describe in reasonable detail the facts and circumstances known to the Indemnified Party that gave rise to such indemnification claim, and the amount or good faith estimate of the amount arising therefrom. The delay of any Indemnified Party in giving a Third Party Notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party was prejudiced by such delay.

            (b) After receipt of such Third Party Notice, if the recipient of the Third Party Notice acknowledges in writing to the sender that the applicable Indemnifying Parties are liable, and have indemnity obligations for any Damages resulting from any such Third Party Claim (subject to the limitations set forth in this Article 8), then the Indemnifying Party shall be entitled, if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such Third Party Claim, (ii) to employ and engage attorneys of its own choice (provided, that such attorneys are reasonably acceptable to the Indemnified Party) to diligently handle and defend the same, unless the named parties to such action or proceeding include both one or more Indemnifying Parties and an Indemnified Party, and the Indemnified Party has been advised in writing by counsel that there are one or more legal defenses available to such Indemnified Party that are different from or additional to those available to an applicable Indemnifying Party or there is otherwise a conflict of interest that exists or is reasonably likely to exist that would make it inappropriate, in the reasonable judgment of the Indemnified Party, for the same counsel to represent both the Indemnified Party and the Indemnifying Parties, in which event such Indemnified Party shall be entitled, at the Indemnifying Parties' cost and expense, to separate counsel of its own choosing (provided, that such cost and expense shall be limited to one firm of attorneys, together with appropriate local counsel, for any such Third Party Claim) and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party, unless the Indemnified Party and its Affiliates are released in full in connection with the settlement, such consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party that the Indemnified Party reasonably determines, after conferring with outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or relief for other than money damages portion of the Third Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume


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
the defense of the portion relating to money damages. If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom and may, at its own expense, retain separate counsel of its choosing. The parties shall cooperate with each other in any notifications to insurers.

            (c) If the Indemnifying Party fails to notify the Indemnified Party within thirty (30) calendar days after receipt of the Third Party Notice that the Indemnifying Party elects to defend the Indemnified Party pursuant to this Section 8.4, or if the Indemnifying Party elects to defend the Indemnified Party pursuant to this Section 8.4 but fails to diligently prosecute or settle the Third Party Claim, which failure continues for ten (10) calendar days after notice to the Indemnifying Party from the Indemnified Party of such failure, then the Indemnified Party against which such claim has been asserted will have the right to undertake, and the cost and expense thereof will constitute Damages, the defense, compromise or settlement of such Third Party Claim on behalf of and (subject to Section 8.2(c), Section 8.3(c) and Section 8.5) for the account and risk of the Indemnifying Parties. The Indemnified Party shall have full control of such defense and proceedings; provided, however, that such claim shall not be compromised or settled without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If the Indemnified Party assumes the defense of the claim, the Indemnifying Party shall cooperate in all reasonable respects with the Indemnified Party in such defense and make available to the Indemnified Party at the Indemnifying Party's expense, all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as are reasonably required by the Indemnified Party, and the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement.

            (d) Subject to Section 8.2(c) and Section 8.5, in the event the Securityholders' Representative has consented to any settlement pursuant to
Section 8.4(c), the Securityholders' Representative shall promptly deliver a notice to the Escrow Agent specifying the monetary amount of such settlement and instructing the Escrow Agent to pay such amount out of the Indemnification Escrow Fund to the applicable Parent Indemnified Party.

      8.5   Resolution of Conflicts and Claims.

            (a) If an Indemnifying Party objects in writing to any claim (or part of any claim) for indemnification made by an Indemnified Party in any Objection Notice, the Indemnified Party and Indemnifying Party shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Indemnified Party and Indemnifying Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the event such agreement involves a payment to a Parent Indemnified Party, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute funds from the Indemnification Escrow Fund in accordance with the terms thereof.


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
            (b) If no such agreement can be reached after good faith negotiation and prior to thirty (30) days after delivery of an Objection Notice, either Parent or the Securityholders' Representative may demand arbitration of the matter unless the amount of the Damage that is at issue is the subject of a pending litigation involving a Third Party Claim, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and the Securityholders' Representative. In the event that, within fifteen (15) days after submission of any dispute to arbitration, Parent and the Securityholders' Representative cannot mutually agree on one arbitrator, then, within fifteen
(15) days after the end of such fifteen (15) day period, Parent and the Securityholders' Representative shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator. If the Securityholders' Representative fails to select an arbitrator during this fifteen (15) day period, then the parties agree that the arbitration will be conducted by one arbitrator selected by Parent. If Parent fails to select an arbitrator during this fifteen (15) day period, then the parties agree that the arbitration will be conducted by one arbitrator selected by the Securityholders' Representative.

            (c) Any such arbitration shall be held in Los Angeles, California, under the rules then in effect of the American Arbitration Association. If the American Arbitration Association or its successor ceases to provide arbitration services, then the term "American Arbitration Association" as used in this Agreement will thereafter mean and refer to J.A.M.S./ENDISPUTE. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim shall be final, binding, and conclusive upon the parties to this Agreement. Such conclusions shall set forth the award, judgment, decree or order awarded by the arbitrator(s), and the Escrow Agent shall be entitled to rely on, and make distributions from the Indemnification Escrow Fund in accordance with, the terms of such award, judgment, decree or order as applicable. Within thirty (30) days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party or, in the case of a payment to a Parent Indemnified Party, cause the Escrow Agent to make the payment to such Indemnified Party.

            (d) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The foregoing arbitration provision shall apply to any dispute between Indemnifying Parties and Indemnified Parties under this Article 8 hereof,


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
whether relating to claims upon the Indemnification Escrow Fund or to the other indemnification obligations set forth in this Article 8.

      8.6   Securityholders' Representative.

            (a) Carl Goldfischer shall be the Company Indemnifying Parties' and the Company Indemnified Parties' representative (the "Securityholders' Representative") and, as such, shall serve as and have all powers as agent and attorney-in-fact of each Company Indemnifying Party or Company Indemnified Party, as the case may be, for and on behalf of each Company Indemnifying Party or Company Indemnified Party, as the case may be: (i) to give and receive notices and communications with respect to any matters related to this Agreement for which the Securityholders' Representative is authorized to act; (ii) to authorize delivery of cash from the Indemnification Escrow Fund to a Parent Indemnified Party; (iii) to negotiate, enter into settlements and compromises of, and demand mediation and arbitration and comply with orders of courts and awards of arbitrators with respect to any claim for indemnification pursuant to this Article 8; (iv) to litigate, mediate, arbitrate, defend, enforce or take any other actions and execute the Indemnification Escrow Agreement and any other documents that the Securityholders' Representative deems advisable in connection with enforcing any rights or obligations or defending any claim or action under this Agreement on behalf of the Company Indemnifying Parties and the Company Indemnified Parties; (v) to sign receipts, consents or other documents in connection with the Securityholders' Representative's duties hereunder; and (vi) to take any and all actions necessary or appropriate in the judgment of the Securityholders' Representative for the accomplishment of the foregoing. If Carl Goldfischer ceases to act as the Securityholders' Representative for any reason, Steven A. Elms shall be appointed as the Securityholders' Representative. If Steven A. Elms ceases to act as the Securityholders' Representative for any reason, such Securityholders' Representative or his agent shall notify Parent of such Securityholders' Representative's intent to resign as Securityholders' Representative, and the Securityholders entitled to receive a majority of the Total Merger Consideration (determined as of the date hereof) (a "Majority") shall, by written notice to Parent, appoint a successor Securityholders' Representative within thirty (30) calendar days. Notice or communications to or from the Securityholders' Representative shall constitute notice to or from the Company Indemnifying Parties and the Company Indemnified Parties. All actions to be taken by a Company Indemnified Party or Company Indemnifying Party, as the case may be, shall be taken solely by the Securityholders' Representative.

            (b) Subject to Section 8.6(a), in the event of (i) the death or permanent disability of the Securityholders' Representative, (ii) the Securityholders' Representative's resignation as a Securityholders' Representative, or (iii) the removal of the Securityholders' Representative by a Majority, a successor Securityholders' Representative shall be elected by a Majority. Each successor Securityholders' Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Securityholders' Representative, and the term "Securityholders' Representative" as used herein shall be deemed to include any successor Securityholders' Representative.

            (c) In the event information with respect to a Company Indemnifying Party set forth in Exhibit B to the Indemnification Escrow Agreement becomes outdated or inaccurate, such Company Indemnifying Party shall promptly notify the Securityholders'


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
Representative of such inaccuracy and provide the appropriate updated and accurate information to the Securityholders' Representative.

            (d) The Securityholders' Representative may, in all questions arising under this Agreement, rely on the advice of counsel, and shall not be liable to any Company Indemnifying Party or Company Indemnified Party for any action taken or not taken as a Securityholders' Representative in the absence of such Securityholders' Representative's willful misconduct or bad faith.

            (e) A decision, act, consent or instruction of the Securityholders' Representative shall constitute a decision of the Company Indemnifying Parties or the Company Indemnified Parties, as the case may be, and shall be final, binding and conclusive upon the Company Indemnifying Parties or the Company Indemnified Parties, as the case may be. The Escrow Agent and any Parent Indemnified Party may rely upon any decision, act, consent or instruction of the Securityholders' Representative as being the decision, act, consent or instruction of the Company Indemnifying Parties or the Company Indemnified Parties, as the case may be. Although the Securityholders' Representative shall not be obligated to obtain instructions from the Company Indemnifying Parties or the Company Indemnified Parties, as the case may be, prior to any decision, act, consent or instruction, if, and to the extent that, the Securityholders' Representative receives any written instructions from a Majority, the Securityholders' Representative shall comply with such instructions.

            (f) The Company Indemnifying Parties shall severally in proportion to their Pro Rata Portion (and not jointly), indemnify and defend the Securityholders' Representative and hold the Securityholders' Representative harmless against any loss, damage, cost, liability or expense incurred without willful misconduct or bad faith by the Securityholders' Representative and arising out of or in connection with the acceptance, performance or administration of the Securityholders' Representative's duties under this Agreement, the Indemnification Escrow Agreement or the Expenses Escrow Agreement, including the reasonable fees and expenses of any legal counsel, accountants, auditors and other advisors retained by the Securityholders' Representative in performing his or her obligations under this Agreement, the Indemnification Escrow Agreement and the Expenses Escrow Agreement and obligations incurred by the Securityholders' Representative in the satisfaction of his duties under this Agreement, the Indemnification Escrow Agreement and Expenses Escrow Agreement. Any out-of-pocket costs and expenses incurred by or reasonably expected to be incurred by the Securityholders' Representative in connection with the acceptance, performance and administration of his or her duties as Securityholders' Representative pursuant to this Agreement, the Indemnification Escrow Agreement and the Expenses Escrow Agreement (including the hiring of legal counsel, accountants or auditors and other advisors pursuant to the terms of this Agreement and any amounts paid by the Securityholders' Representative to indemnify the Escrow Agent pursuant to the Indemnification Escrow Agreement or the Expenses Escrow Agreement), except those costs and expenses which Parent is obligated to pay pursuant to the terms of this Agreement, the Indemnification Escrow Agreement and the Expenses Escrow Agreement ("Securityholders' Representative's Costs"), shall be paid by the Company Indemnifying Parties in accordance with each Company Indemnifying Party's Pro Rata Portion of such Securityholders' Representative's Costs as follows: (i) first by recourse to the Expenses Escrow Amount then held in the Expenses Escrow Fund and (ii) if such Expenses Escrow


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
Amount is insufficient to pay for such Securityholders' Representative's Costs, then by recourse directly to each Company Indemnifying Party. Parent and the Company each acknowledge and agree that the Expenses Escrow Amount shall be used to pay such Securityholders' Representative's Costs. Each of the Company Indemnifying Parties, by voting in favor of the Merger, acknowledges and agrees that such Company Indemnifying Party has authorized and approved the use of the Expenses Escrow Amount to pay Securityholders' Representative's Costs and, to the extent that the Expenses Escrow Amount is insufficient to pay for such Securityholders' Representative's Costs, to pay such costs directly or reimburse the Securityholders' Representative for such costs.

            (g) The power of attorney granted by the Company Indemnifying Parties and the Company Indemnified Parties to the Securityholders' Representative pursuant to this Section 8.6 is coupled with an interest and is irrevocable and shall not terminate or otherwise be affected by the death, disability, incompetence, bankruptcy or insolvency of any Company Indemnifying Party or Company Indemnified Party.

                                   ARTICLE 9
                       TERMINATION, AMENDMENT AND WAIVER

      9.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after the Company Shareholder Approval has been obtained:

            (a) by mutual written consent of Parent and the Company, by action of their respective Boards of Directors;

            (b) by written notice of either the Company or Parent to the other party, if the Merger shall not have been consummated prior to February 13, 2004; provided, however, that such date may, from time to time, be extended by Parent or the Company (by providing written notice thereof to the other party within five Business Days prior to and including February 13, 2004) up to and including May 13, 2004, in the event all conditions to effect the Merger other than those set forth in Section 7.1(b), Section 7.1(c) or Section 7.2(d) (the "Regulatory Conditions") have been or are capable of being satisfied at the time of such extension and the Regulatory Conditions have been or are reasonably capable of being satisfied on or prior to May 13, 2004 (the later of the foregoing dates, as they may be so extended, shall be referred to herein as the "Outside Date"); provided further, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

            (c) by written notice of either the Company or Parent, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their commercially reasonable efforts to resist, resolve or lift, as applicable), provided, however, that


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
the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement hereunder has been the cause of, or resulted in, such order, decree, ruling or the taking of such other action;

            (d) by written notice of Parent, (i) if since the date of this Agreement, there shall have been any event, development or change of circumstance that constitutes, individually or in the aggregate, a Company Material Adverse Effect and such event, development or change of circumstances is not cured in all material respects, within 60 days after written notice thereof, (ii) if (A) the Company has breached any covenant or agreement on the part of the Company set forth in this Agreement and (B) such breach is not cured, or cannot be cured, in all material respects, within 20 days after written notice thereof or (iii) if the Board of Directors of the Company shall have withdrawn or adversely modified its recommendation to adopt this Agreement and the transactions contemplated hereby to the Shareholders or Noteholders or publicly indicated its intention to do so; or

            (e) by written notice of the Company, if (i) Parent or Merger Sub has breached any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement and (ii) such breach is not cured, or cannot be cured, in all material respects, within 20 days after written notice thereof.

      9.2   Effect of Termination.

      In the event of termination of this Agreement as provided in Section 9.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company; provided, however, that each party hereto shall remain liable for any breaches of this Agreement or any certificate, agreement or other instruments delivered pursuant to this Agreement prior to its termination; and provided further, that, the provisions of Section 6.2(b), Section 6.5, Section 6.7 and Article 10 hereof and this Section 9.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article 9 or otherwise.

                                   ARTICLE 10
                               GENERAL PROVISIONS

      10.1 Notices. Any notices or other communications required or permitted under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows:


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
            (a) If to Parent, Merger Sub or, after the Closing Date, to the Company, addressed to it at:

            Allergan, Inc.
            2525 Dupont Drive
            Irvine, California 92612
            Attn:  General Counsel
            Facsimile: (714) 246-6987

            with a copy to:

            Latham & Watkins LLP
            650 Town Center Drive
            Costa Mesa, CA 92626

            Attn: Cary K. Hyden and Jonn R. Beeson
            Facsimile: (714) 755 - 8290

            (b) If, prior to the Closing Date, to the Company, addressed to it at:

            Oculex Pharmaceuticals, Inc.
            601 W. California Avenue
            Sunnyvale, CA 94086
            Attention: David Weber
            Telecopy:  (408) 481-0662

            with a copy to:

            Fenwick & West LLP
            Embarcadero Center West
            275 Battery Street
            San Francisco, CA 94111
            Attn:      David Michaels
            Facsimile: (415) 281-1350

            Fenwick & West LLP
            Silicon Valley Center
            801 California Street
            Mountain View, CA 94041
            Attn:      Barry Kramer
            Facsimile: (650) 938-5200


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
            (c)   If to the Securityholders' Representative:

            Carl Goldfischer
            Bay City Capital
            750 Battery Street, Suite 400
            San Francisco, CA 94111
            Facsimile: (415) 576-1802

            with a copy to:

            Fenwick & West LLP
            Embarcadero Center West
            275 Battery Street
            San Francisco, CA 94111
            Attn:      David Michaels
            Facsimile: (415) 281-1350

            Fenwick & West LLP
            Silicon Valley Center
            801 California Street
            Mountain View, CA 94041
            Attn:      Barry Kramer
            Facsimile: (650) 938-5200

            and to:

            Heller Ehrman White & McAuliffe LLP
            2775 Sand Hill Road
            Menlo Park, CA 94025
            Attn:      Steven J. Tonsfeldt, Esq.
            Facsimile: (650) 324-0638

      10.2  Certain Definitions. For purposes of this Agreement, the term:

      "Affiliate" of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified.

      "Aggregate Series A-1 Preference Amount" means the amount determined by multiplying $4.6965 by the sum of (a) the number of shares of Series A-1 Preferred Stock outstanding immediately prior to the Effective Time and (b) the number of shares of Series A-1 Preferred Stock that are issuable upon the exercise of Company Options and Company Warrants (excluding all Out-of-Money Company Options and Out-of-Money Company Warrants) as of immediately prior to the Effective Time.

      "Aggregate Series B-1 Preference Amount" means the amount determined by multiplying $11.74125 by the sum of (a) the number of shares of Series B-1 Preferred Stock


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
outstanding immediately prior to the Effective Time and (b) the number of shares of Series B-1 Preferred Stock that are issuable upon the exercise of Company Options and Company Warrants (excluding all Out-of-Money Company Options and Out-of-Money Company Warrants) as of immediately prior to the Effective Time.

      "Business Day" means any day other than Saturday or Sunday or any other day on which banks are not required or authorized to close in the City of New York.

      "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Company Common Option" means any option to purchase Company Common Stock.

      "Company Common Stock" means common stock of the Company.

      "Company Common Warrants" means warrants to purchase Company Common Stock pursuant to warrant agreements set forth in Section 3.4(d) of the Company Disclosure Letter, as updated pursuant to Section 7.2(r).

      "Company Convertible Notes" means those certain Convertible Promissory Notes issued by the Company pursuant to the Note Purchase Agreement, which are convertible into Series B - 1 Preferred Stock at the option of the Noteholder.

      "Company Material Adverse Effect" means any change, event, development, effect or condition that (i) prevents consummation of the Merger, (ii) otherwise prevents performance by the Company of any of its material obligations under this Agreement or (iii) is, or would reasonably be expected to be, materially adverse to the business or condition (financial and other) of the Company and the Company Subsidiaries, taken as a whole, or prospects with respect to the development and commercialization of Posurdex, except for any such change, event, development, effect or condition resulting from or arising out of (a) changes or developments in the pharmaceutical, life sciences or drug delivery industries generally, which changes or developments do not disproportionately affect the Company relative to other similarly situated participants in the pharmaceutical, life sciences or drug delivery industries in any material respect, (b) changes or developments in financial or securities markets or the economy in general which changes do not disproportionately affect the Company and the Company Subsidiaries in any material respect, (c) any adverse effect on the Company resulting from any material breach by Parent of any of the provisions of this Agreement, (d) any adverse effect on the Company resulting from actions taken by the Company with Parent's written consent or at Parent's written direction, (e) failure to retain employees after the date of this Agreement, or (f) the effect of the announcement or performance of the transactions contemplated by this Agreement (except in violation of the provisions of this Agreement).

      "Company Option" means any Company Common Option or Company Preferred Option.


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
      "Company Preferred Option" means any option to purchase Series B-1 Preferred Stock.

      "Company Preferred Stock" means the preferred stock of the Company, including the Series A-1 Preferred Stock and Series B-1 Preferred Stock.

      "Company Preferred Warrants" means collectively, the Company Preferred A-1 Warrants and the Company Preferred B-1 Warrants.

      "Company Preferred A-1 Warrants" means warrants to purchase the Series A-1 Preferred Stock pursuant to warrant agreements set forth in Section 3.4(d) of the Company Disclosure Letter, as updated pursuant to Section 7.2(r).

      "Company Preferred B-1 Warrants" means warrants to purchase the Series B-1 Preferred Stock pursuant to warrant agreements set forth in Section 3.4(d) of the Company Disclosure Letter, as updated pursuant to Section 7.2(r).

      "Company Stock" means the Company Common Stock and the Company Preferred Stock.

      "Company Warrants" means Company Common Warrants, the Company Preferred A-1 Warrants and the Company Preferred B-1 Warrants.

      "Competing Transaction" means any (a) merger, consolidation, business combination (including by way of merger, consolidation, business combination, share exchange or joint venture) or similar transaction involving the Company or any Company Subsidiary pursuant to which the shareholders of the Company immediately preceding such transaction hold less than 85% of the equity interests or voting power in (i) the surviving or resulting entity of such transaction or (ii) the parent entity of the surviving or resulting entity of such transaction, in either case, in substantially the same proportions as they held the voting equity interests of the Company immediately preceding such transaction, (b) direct or indirect sale, or other disposition, in one transaction or a series of transactions, by share exchange, joint venture or otherwise, of assets representing 15% or more of the consolidated assets of the Company and the Company Subsidiaries, (c) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15% or more of the voting power of the Company, except for the issuance up to $14,827,012.72 principal amount of Company Convertible Notes after August 25, 2003 pursuant to the Note Purchase Agreement, (d) transaction, including any tender offer or exchange offer, that if consummated would result in any Person or group beneficially owning 15% or more of any class of capital stock or Equity Interests of the Company or any Company Subsidiary or in which any Person or group shall acquire the right to acquire beneficial ownership of 15% or more of the outstanding voting securities of the Company or any Company Subsidiary other than the issuance up to $14,827,012.72 principal amount of Company Convertible Notes after August 25, 2003 pursuant to the Note Purchase Agreement, (e) the sale or license of any material Owned Intellectual


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
Property or Licensed Intellectual Property or (f) any combination of the foregoing, in each case, other than the Merger.

      "Contracts" means any of the agreements, contracts, leases, powers of attorney, notes, bonds, loans, mortgages, indentures, evidence of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, understandings, policies, purchase and sales orders, quotations and other executory commitments to which any Person is a party or to which any of the assets of such Person are subject, whether oral or written, express or implied.

      "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of securities or as trustee or executor, by Contract or credit arrangement or otherwise.

      "Convertible Notes Account" means that certain bank account established by the Company for the sole purpose of depositing any amounts invested in the Company pursuant to the purchase and sale of Company Convertible Notes after August 25, 2003 pursuant to the Note Purchase Agreement.

      "Environmental Laws" means any Law relating to the pollution, protection, investigation or restoration of the environment, health and safety as affected by the environment or natural resources, including those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials or noise, odor, wetlands, pollution or contamination, including but not limited to CERCLA and other applicable EPA and Governmental Entity regulations.

      "Environmental Permits" means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

      "Equity Interest" means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

      "Escrow Agent" means Wells Fargo Bank Arizona, N.A., a national banking association, or such other escrow agent designated by Parent and approved by the Company (which approval shall not be unreasonably withheld or delayed).

      "Expenses" includes all out - of - pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

      "Expenses Escrow Fund" means the fund created by the Escrow Agent to hold the Expenses Escrow Amount pursuant to the Expenses Escrow Agreement.

      "Expenses Escrow Period" shall mean the period beginning on the Closing Date and ending on the Expenses Escrow End Date.

      "Fully Diluted Per Share Amount" means the cash amount determined by dividing (a) the difference between (i) the Total Merger Consideration and (ii) the sum of (A) the Aggregate Series B-1 Preference Amount and (B) the Aggregate Series A-1 Preference Amount by (b) the Fully Diluted Share Number.

      "Fully Diluted Share Number" means the number of shares of Company Common Stock that is equal to the sum of (a) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, (b) the number of shares of Company Common Stock ultimately issuable upon the exercise, conversion or exchange of all securities issued and outstanding immediately prior to the Effective Time that are ultimately exercisable, convertible or exchangeable for shares of Company Common Stock, including the Company Options, the Company Preferred Stock and the Company Warrants, but excluding, however,
(i) all Company Options that, as of the Effective Time, are unvested, (ii) all Out-of-Money Company Options and (iii) all Out-of-Money Company Warrants.

      "GAAP" means generally accepted accounting principles as applied in the United States.

      "Governmental Entity" means domestic or foreign governmental authority or instrumentality, legislative body, court, administrative agency, regulatory body, commission or instrumentality, including any multinational authority having governmental powers.

      "group" is defined as in the Securities Exchange Act of 1934, as amended, except where the context otherwise requires.

      "Hazardous Materials" means (A) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos - containing materials or polychlorinated biphenyls or (B) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

      "HSR Act" means the Hart - Scott - Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

      "Indemnification Escrow Fund" means the fund created by the Escrow Agent to hold the Indemnification Escrow Amount pursuant to the Indemnification Escrow Agreement.

      "Indemnification Escrow Period" shall mean the period beginning on the Closing Date and ending at 11:59 p.m. Pacific Time on March 31, 2007; provided, however, that the Indemnification Escrow Period shall not terminate with respect to any amount which, in the reasonable judgment of Parent, is necessary to satisfy any unsatisfied claims specified in writing by Parent and delivered to the Escrow Agent and Securityholders' Representative prior to March 31, 2007 that are being contested by the shareholders' Representative ("Unsatisfied Claims") until all such Unsatisfied Claims have been resolved and Parent and the Securityholders' Representative deliver a notice to the Escrow Agent to that effect.

      "Indemnified Party" means a Parent Indemnified Party or a Company Indemnified Party in the exercise of their rights as such pursuant to this Agreement.

      "Indemnifying Party" means a Parent Indemnifying Party or a Company Indemnifying Party in the satisfaction of their obligations as such pursuant to this Agreement.

      "Intellectual Property" means: (a) United States, foreign and international patents, patent applications, utility models and statutory invention registrations, (b) trademarks, service marks, domain names, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, (c) copyrights, including registrations and applications for registration thereof, (d) trade secrets, and (e) rights of privacy, publicity and endorsement, and all other rights associated therewith in any jurisdiction.

      "IRS" means the United States Internal Revenue Service.

      "knowledge" means (i) with respect to the Company, and with respect to any specific matter, the actual knowledge of those individuals identified as Company personnel on Schedule B (after due inquiry of any other employee of the Company or any Company Subsidiary having primary responsibility for such matter) or any individuals serving on the Company's Board of Directors (other than Les Kaplan) or the knowledge that should reasonably be known by such Company personnel or such individuals on the Company's Board of Directors (after due inquiry of such other employees, if applicable), and (ii) with respect to Parent, and with respect to any specific matter, the actual knowledge of those individuals identified as Parent personnel on Schedule B (after due inquiry of any other employee of Parent or its Subsidiaries having primary responsibility for such matter) or the knowledge that should reasonably be known by such Parent personnel (after due inquiry of such other employees, if applicable).

      "Law" means any federal, state, local or foreign statute, code, ordinance, rule, treaty, regulation, order, judgment, writ, stipulation, award, injunction, and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of law.

      "Licensed Intellectual Property" means all Intellectual Property licensed to the Company or any Company Subsidiary pursuant to the Licenses.

      "Licenses" mean (A) licenses of Owned Intellectual Property by the Company or any Company Subsidiary to third parties, (B) licenses of Intellectual Property by third parties to the Company or any Company Subsidiary as of the date hereof, and (C) agreements between the Company or any Company Subsidiary and third parties for the development of Intellectual Property.

      "Liens" means any mortgage, pledge, lien, security interest, conditional or installment sale agreement, encumbrance, charge or other claims of third parties of any kind.

      "Note Purchase Agreement" means that certain Note Purchase Agreement dated August 20, 2002, between the Company and certain investors named therein, as amended, together with the documents related thereto.

      "Noteholder" means a holder of Company Convertible Notes.

      "Optionholder" means any holder of record of a Company Option.

      "Out-of-Money Company Options" means any Company Common Option with an exercise price greater than, as determined on an iterative basis, the Fully Diluted Per Share Amount and any Company Preferred Option with an exercise price, as determined on an iterative basis, greater than (i) with respect to Company Preferred Options exercisable for Series A-1 Preferred Stock, the Series A-1 Per Share Amount or (ii) with respect to Company Preferred Options exercisable for Series B-1 Preferred Stock, the Series B-1 Per Share Amount.

      "Out-of-Money Company Warrants" means any Company Common Warrant with an exercise price, as determined on an iterative basis, greater than the Fully Diluted Per Share Amount, any Company Preferred A-1 Warrant with an exercise price greater than the Series A-1 Per Share Amount and any Company Preferred B-1 Warrant with an exercise price greater than the Series B-1 Per Share Amount.

      "Owned Intellectual Property" means all Intellectual Property owned by the Company or any Company Subsidiary.

      "Parent Material Adverse Effect" means any change, event, development, effect or condition that would prevent or materially delay performance by Parent or Merger Sub of any of its material obligations under this Agreement, except for any such change, event, development, effect or condition resulting from or arising out of (a) changes or developments in the pharmaceutical, life sciences or drug delivery industries generally, which changes or developments do not disproportionately affect Parent relative to other participants in the pharmaceutical, life sciences or drug delivery industries in any material respect, (b) changes or developments in financial or securities markets or the economy in general, which changes do not disproportionately affect Parent in any material respect, (c) any change in the Parent's stock price or trading volume, in and of itself or (d) the announcement or performance of the transactions contemplated by this Agreement.

      "PBGC" means the Pension Benefit Guaranty Corporation.

      "Per Share Merger Consideration" means, with respect to the Company Common Stock, the Series A-1 Preferred Stock and the Series B-1 Preferred Stock, the Fully Diluted Per Share Amount, Series A-1 Per Share Amount and the Series B-1 Per Share Amount, respectively.

      "Permitted Liens" means (a) Liens for Taxes, assessments or similar charges incurred in the ordinary course of business consistent with past practice that are not yet due and payable; (b) pledges or deposits made in the ordinary course of business consistent with past practice; (c) Liens of mechanics, materialmen, warehousemen or other like Liens securing obligations incurred in the ordinary course of business consistent with past practice that are not yet due and payable or are being contested in good faith; (d) Liens reflected on the Interim Balance Sheet; and (e) similar Liens and encumbrances which are incurred in the ordinary course of business consistent with past practice and which do not in the aggregate materially detract from the value of the related assets or properties or materially impair the use thereof in the operation of such business.

      "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group.

      "Pharmaceutical Laws" means Laws primarily regulating the testing, clinical trials, manufacturing, storage, packaging, sale or distribution of drugs and/or medical device products.

      "Pharmaceutical Products" means all drug and medical device products being researched, tested, developed, manufactured, stored, packaged, labeled, sold or distributed by or for the Company and the Company Subsidiaries that are subject to regulation by the FDA.

      "Posurdex" means the dexamethasone posterior segment biodegradable drug delivery system (DEX PS DDS) subject of FDA INDs #57,058 and #58,663.

      "Pro Rata Portion" means, with respect to a Securityholder, the percentage obtained by dividing (i) the amount payable to such Securityholder pursuant to Sections 2.1 and 2.5 by (ii) the amount payable to all Securityholders pursuant to Sections 2.1 and 2.5.

      "Reference Date" means October 9, 2003.

      "Registered Proprietary Name" means all trademarks, trade names, brand names, and service marks registered by the Company or any Company Subsidiary in any country throughout the world.

      "Securityholder" means, collectively, any Shareholder, Optionholder, Warrant Holder or Noteholder.

      "Series A-1 Per Share Amount" means the sum of (a) $4.6965 and (b) the Fully Diluted Per Share Amount.

      "Series B-1 Per Share Amount" means the sum of (a) $11.74125 and (b) the Fully Diluted Per Share Amount.

      "Subsequent True Up Date" means each six month anniversary of the Initial True Up Date, until the Final True Up Date.

      "Subsidiary" or "Subsidiaries" of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, greater than forty percent of the stock or other Equity Interests, the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity, or of which such Person is the managing member,


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
general partner, or which such Person is otherwise contractually entitled to direct and control such entity.

      "Surodex" means the dexamethasone anterior segment biodegradable drug delivery system (DEX PS DDS) subject of FDA IND #46,866 and indicated for treatment of anterior segment inflammation following cataract surgery.

      "Suroquin" means the anterior segment biodegradable drug delivery formulation containing the antimicrobial, ciprofloxacin, which was intended for prevention of infection following cataract surgery.

      "Tax Contest" means any audit, other administrative proceeding or inquiry or judicial proceeding involving Taxes.

      "Tax Returns" means any report, declaration, return, information return, claim for refund, or statement relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

      "Taxes" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

      "Total Merger Consideration" means the sum of (a) Two Hundred Thirty Million Dollars ($230,000,000) and (b) any amount that is invested in the Company pursuant to the purchase of Company Convertible Notes after August 25, 2003 pursuant to the Note Purchase Agreement, provided, however, that in no event shall such invested amount exceed Fourteen Million Eight Hundred Twenty Seven Thousand Twelve 72/100 Dollars ($14,827,012.72), provided, further, that any amounts invested in the Company pursuant to the purchase and sale of Company Convertible Notes after August 25, 2003 shall be deposited in the Convertible Notes Account, less (c) all Excess Expenses incurred prior to the Effective Time.

      "Transaction Fee Cap" means the amount set forth in Section 10.2 of the Company Disclosure Letter.

      "Treasury Regulations" means the United States Treasury regulations promulgated under the Code.

      "True Up Date" means the Initial True Up Date and any Subsequent True Up Date.

      "Unregistered Proprietary Name" means all trademarks, trade names, brand names, and service marks used by the Company or any Company Subsidiary but not registered in any country throughout the world.


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
      10.3 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

      "Agreement"                                                 Preamble
      "Agreement of Merger"                                    Section 1.2
      "Benefits Date"                                       Section 6.6(a)
      "Cap"                                             Section 8.2(c)(ii)
      "CCC"                                                       Recitals
      "Certificates"                                        Section 2.3(a)
      "Closing"                                                Section 1.2
      "Closing Date"                                           Section 1.2
      "COBRA"                                              Section 3.11(f)
      "Company"                                                   Preamble
      "Company Articles"                                       Section 3.3
      "Company Benefit Plans"                              Section 3.11(a)
      "Company Bylaws"                                         Section 3.3
      "Company Disclosure Letter"                                Article 3
      "Company Financial Advisor"                             Section 3.25
      "Company Indemnified Party"                           Section 8.2(b)
      "Company Indemnifying Party"                          Section 8.2(a)
      "Company Material Contracts"                         Section 3.13(a)
      "Company Merger Expenses"                             Section 7.2(l)
      "Company Noteholders' Consent"                        Section 6.1(a)
      "Company Pension Plans"                              Section 3.11(a)
      "Company Permits"                                     Section 3.7(a)
      "Company Shareholder Approval"                          Section 3.26
      "Company Shareholders' Consent"                       Section 6.1(a)
      "Company Shareholders' Meeting"                       Section 6.1(a)
      "Company Stock Option Plan"                           Section 3.4(e)
      "Company Subsidiaries"                                   Section 3.1
      "Company's Systems"                                  Section 3.29(a)
      "Company Welfare Plans"                              Section 3.11(a)
      "Confidentiality Agreement"                           Section 6.2(b)
      "Continuation Period"                                 Section 6.6(a)
      "D&O Indemnified Parties"                                Section 6.9
      "Damage Payment"                                      Section 8.2(d)
      "Damages"                                             Section 8.2(a)
      "DEA"                                                 Section 3.7(a)
      "Dissenting Shares"                                   Section 2.6(a)
      "Dissenting Shareholders"                             Section 2.6(a)
      "DOL"                                                Section 3.11(a)
      "Effective Time"                                         Section 1.2
      "EPA"                                                Section 3.15(e)
      "ERISA Affiliate"                                    Section 3.11(a)
      "Excess Expenses"                                     Section 7.2(l)
      "Excess Payments"                                     Section 2.6(d)
      "Exchange Agent"                                      Section 2.2(c)


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

      "Exchange Fund"                                       Section 2.2(c)
      "Expenses Escrow Agreement"                           Section 7.2(i)
      "Expenses Escrow Amount"                              Section 2.2(b)
      "Expenses Escrow End Date"                            Section 2.2(b)
      "FDA"                                                 Section 3.7(a)
      "FDCA"                                                Section 3.7(a)
      "Final True Up Date"                                  Section 2.2(d)
      "HIPAA"                                              Section 3.11(f)
      "HSR Filing"                                          Section 6.4(b)
      "Indemnification Escrow Agreement"                    Section 7.2(h)
      "Indemnification Escrow Amount"                       Section 2.2(a)
      "Initial True Up Date"                                Section 2.2(d)
      "Interim Balance Sheet"                               Section 3.8(a)
      "Interim Financial Statements"                        Section 3.8(a)
      "Majority"                                            Section 8.6(a)
      "Merger"                                                    Recitals
      "Merger Sub"                                                Preamble
      "Notice"                                              Section 8.3(a)
      "Objection Notice"                                    Section 8.3(c)
      "Option Consideration"                                   Section 2.5
      "Outside Date"                                        Section 9.1(b)
      "Parent"                                                    Preamble
      "Parent Indemnified Party"                            Section 8.2(a)
      "Parent Indemnifying Party"                           Section 8.2(b)
      "Parent Objection Notice"                             Section 8.3(c)
      "Parent Plans"                                        Section 6.6(b)
      "Post-Closing Tax Period"                             Section 6.8(d)
      "Pre-Closing Return"                                  Section 6.8(d)
      "Principal Shareholders"                                    Recitals
      "Regulatory Conditions"                               Section 9.1(b)
      "Representatives"                                     Section 6.2(a)
      "Shareholders"                                              Recitals
      "Securityholders' Representative"                     Section 8.6(a)
      "Securityholders' Representative's Costs"             Section 8.6(f)
      "Soliciting Materials"                                Section 6.1(a)
      "Surviving Corporation"                                  Section 1.1
      "Third Party Claim"                                   Section 8.4(a)
      "Third Party Notice"                                  Section 8.4(a)
      "Third Party Products"                                Section 3.7(b)
      "Third Person"                                        Section 3.7(b)
      "Threshold"                                        Section 8.2(c)(i)
      "Transfer Taxes"                                      Section 6.8(e)
      "VEBAs"                                              Section 3.11(a)
      "Vested Company Options"                                 Section 2.5
      "Voting Agreement"                                          Recitals

      "Warrant Consideration"                               Section 2.1(e)
      "Warrant Holder"                                      Section 2.1(e)

      10.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      10.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

      10.6 Interpretation. When a reference is made in this Agreement to sections, exhibits, or schedules, such reference shall be to a section of or exhibit or schedule to this Agreement, unless otherwise indicated. The table of contents, glossary of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

      10.7 Entire Agreement. This Agreement (together with the exhibits, schedules, Company Disclosure Letter and the other documents delivered pursuant hereto), that certain letter agreement between Parent and the Company of even date herewith and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements, representations, warranties and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and none of the parties makes any representations or warranties other than as set forth in this Agreement (together with the exhibits, schedules, Company Disclosure Letter and the other documents delivered pursuant hereto), that certain letter agreement between Parent and the Company of even date herewith and the Confidentiality Agreement, notwithstanding the delivery of any other documents or information by any of them or their respective Representatives.

      10.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly - owned Subsidiary of Parent without the consent of the Company.

      10.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this


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
Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions hereof will be personal solely between the parties to this Agreement; provided, however, that Section 6.9 is intended to benefit any individual who served as a director or officer of the Company or any Company Subsidiary at any time prior to the Closing and Article 8 is intended to benefit the Securityholders' Representative and the Indemnified Parties.

      10.10 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden or proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the content requires otherwise. It is understood and agreed that neither the specifications of any dollar amount in this Agreement nor the inclusion of any specific item in the schedules or exhibits to this Agreement is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of setting of such amounts or the fact of the inclusion of such item in the schedules or exhibits to this Agreement in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes hereof.

      10.11 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

            (a) This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to the Agreement or the facts and circumstances leading to its execution, whether in Contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of California, without regard to the application of California principles of conflicts of laws.

            (b) Except for disputes governed by Section 8.5, each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any California State court, or Federal court of the United States of America, sitting in California, and, in each case, any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such California State court or, to the extent permitted by Law, in such Federal court, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such California State or Federal court, and (d) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such California State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in
Section 10.1. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

            (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11(c).

      10.12 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at Law or in equity.

      10.13 Disclosure. Nothing in the Company Disclosure Letter shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Company Disclosure Letter identifies the exception with particularity and describes the relevant facts in reasonable detail. Notwithstanding the foregoing, it is expressly understood and acknowledged that any information disclosed in the Company Disclosure Letter under any numbered or lettered part shall be deemed to relate to and qualify representations and warranties set forth in one or more other parts of the Company Disclosure Letter, but only where the relevance of such disclosure to such other part or parts is clear from the text of such disclosure provided, however, the mere listing (or inclusion of a copy) of a document or other item shall not by itself be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or item itself). No reference to or disclosure of any item or other matter in the Company Disclosure Letter shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Company Disclosure Letter. No reference in the Company Disclosure Letter to any agreement or document shall be construed as an admission or indication that such agreement or document is enforceable or currently in effect or that there are any obligations remaining to be performed or any rights that may be exercised under such agreement or document in the absence of a separate representation or warranty to that effect. No disclosure in the Company Disclosure Letter relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

      10.14 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after receipt of the Company Shareholder Approval or the adoption of this Agreement by the sole shareholder of Merger Sub, no amendment may be made without further shareholder approval which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such shareholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

      10.15 Waiver. At any time prior to the Effective Time, any party hereto may (A) extend the time for the performance of any of the obligations or other acts of the other party hereto, (B) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (C) waive compliance by the other party with any of the agreements or conditions contained herein; provided, however, that after the Company Shareholder Approval, there may not be, without further approval of such Shareholders, any extension or waiver of this Agreement or any portion thereof which by Law requires further approval by such Shareholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

      10.16 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          ALLERGAN, INC., a Delaware corporation


                                          By:     /s/ Eric K. Brandt
                                                  ------------------------------
                                                  Eric K. Brandt
                                                  Corporate Vice President and
                                                  Chief Financial Officer


                                          By:     /s/ Jeffrey L. Edwards
                                                  ------------------------------
                                                  Jeffrey L. Edwards
                                                  Corporate Vice President,
                                                  Corporate Development


                                          WILSON ACQUISITION, INC., a California
                                          corporation


                                          By:     /s/ Jeffrey L. Edwards
                                                  ------------------------------
                                                  Jeffrey L. Edwards
                                                  President


                                          By:     /s/ James Hindman
                                                  ------------------------------
                                                  James Hindman
                                                  Chief Financial Officer


                                          OCULEX PHARMACEUTICALS, INC., a
                                          California corporation


                                          By:     /s/ David A. Weber
                                                  ------------------------------
                                          Name:   David A. Weber
                                          Title:  Executive Vice President